AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION  ON SEPTEMBER 28, 2000
                                                      REGISTRATION NO. 333-75203
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    _________
                           AMENDMENT NO. 2 TO FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    _________
                              FORECROSS CORPORATION
             (Exact name of Registrant as specified in its charter)

        CALIFORNIA                    7372                       94-2823882
(State or other jurisdiction   (Primary Standard              (I.R.S. Employer
     of incorporation        Industrial Classification       Identification No.)
     or organization)             Code Number)

                            90 NEW MONTGOMERY STREET
                             SAN FRANCISCO, CA 94105
              TELEPHONE: (415) 543-1515; FACSIMILE: (415) 543-6701
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             BERNADETTE C. CASTELLO
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            90 NEW MONTGOMERY STREET
                             SAN FRANCISCO, CA 94105
              TELEPHONE: (415) 543-1515; FACSIMILE: (415) 543-6701

                (Name, address, including zip code, and telephone
                          number, including area code,
                              of agent for service)
                               __________________

                          COPIES OF COMMUNICATIONS TO:
                            ANDREW J. COSENTINO, ESQ.
                        PIPER MARBURY RUDNICK & WOLFE LLP
                           1251 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10020-1104
              TELEPHONE: (212) 835-6188; FACSIMILE: (212) 835-6001

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the securities act, please check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               __________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES  ACT  OF  1933  OR  UNTIL  THE  REGISTRATION  STATEMENT  SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                              FORECROSS CORPORATION

              3,153,102 SHARES OF COMMON STOCK AND 1,073,268 SHARES
               OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS

     This prospectus relates to the sale of up to an aggregate of 4,226,370 shares of our common stock consisting of 3,153,102 shares of our common stock and 1,073,268 shares of common stock to be issued upon exercise of warrants which may be offered for sale from time to time by the selling stockholders listed on pages 43-44.

This prospectus is filed to comply with our undertaking to register shares of our common stock and shares issuable upon exercise of warrants issued in recent private placements.

Our common stock is currently quoted on the Nasdaq OTC Bulletin Board under the trading symbol "FRXX.OB." On September 27, 2000, the last sale price of our common stock was $1.12 per share.

WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN FORECROSS AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                           ___________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ___________________________

                 THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 2000.

                                TABLE OF CONTENTS

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. The summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our company.

     Assess/2000,   Renovate/2000,   Confirm2000,   and  Complete/2000  are  our
trademarks. This prospectus may also contain trade names or trademarks of other companies.

                               FORECROSS CORPORATION

     We develop, market and sell sophisticated software and associated services to large computer-using organizations for the automated conversion of existing business software applications to new computing environments. This conversion process is usually referred to as migration from one software or hardware platform to another. Our products are designed to automate, after various individual parameters and options are established, up to 100% of the actual migration from one database or source language to another. Our automated processing contrasts with slower and more error-prone traditional migration technologies which rely upon programmers replacing existing code manually on a line-by-line basis. It has been our experience that 95% or more of the business application programs commonly found in large computerized organizations can be migrated with 100% automation. The remaining 5% can usually be processed with 80% or more automation. Migrated applications are functionally equivalent to their unconverted counterparts, and, in our experience, maintainability and performance in the new environment are typically unaffected or enhanced. Each of our products includes a significant number of customization options which can be selected by the user to achieve specific conversion objectives.

                             CORPORATE  BACKGROUND

     Our predecessor company, Jonescast, Inc., was organized in 1982 under the laws of the State of California. Our principal executive offices are located at 90 New Montgomery Street, San Francisco, California 94105. Our telephone number is (415) 543-1515 and our facsimile number is (415) 543-6701.

                              USE  OF  PROCEEDS

     Other than the proceeds from the exercise of the warrants to purchase shares of our common stock covered by this prospectus, we will not receive any of the proceeds from the sale of the shares. The holders of the warrants are not obligated to exercise their warrants, and we may not receive any proceeds from this offering. Any proceeds we receive from the exercise of the warrants will be used for working capital and general corporate purposes. See "Use of Proceeds" on page 11.

                                 RISK  FACTORS

     An investment in the securities involves a high degree of risk. Prospective investors should carefully review the section entitled "Risk Factors" beginning on page 6, as well as other information provided in this prospectus.

                                       THE OFFERING

Shares offered by the selling stockholders  3,153,102 shares of common stock and
                                            1,073,268  shares  of  common  stock
                                            issuable upon exercise of  warrants.

Dividend policy. . . . . . . . . . . . . .  We intend to retain any earnings  to finance the development  and  growth
                                            of our business.  Accordingly, we do
                                            not anticipate that we will  declare
                                            any cash  dividends  on  our  common
                                            stock for  the  foreseeable  future.
                                            See "Dividend Policy" on page 12.

Nasdaq OTCBB trading symbol. . . . . . . .  "FRXX.OB"


                              _____________________

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words like "may," "could," "would," "will," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to various risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

     These risks and uncertainties include, but are not limited to, those relating to our growth strategy, working capital needs, customer concentration, outstanding indebtedness, activities of competitors, changes in federal or state laws and the administration of these laws, protection of trademarks and other proprietary rights and the general condition of the economy and its effect on the market for our products and services and on the securities markets.

     Other risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.
                              _____________________

                             SUMMARY FINANCIAL DATA

The summary financial data set forth below has been prepared in accordance with generally accepted accounting principles, and is derived from the financial statements and the notes to those statements appearing elsewhere in this prospectus, except for the balance sheet data as of September 30, 1997 which does not appear in this prospectus. The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes included in this prospectus.


                                           Year Ended September 30,         Nine Months Ended June 30,
                                 ----------------------------------------  ------------ ---------------
                                     1999          1998          1997          2000          1999
                                 ------------  ------------  ------------  ------------  --------------
                                                                            (Unaudited)   (Unaudited)
Statements of Operations Data:
Total net revenues               $ 3,460,351   $ 7,168,752   $ 5,775,038   $ 2,923,288   $ 2,623,656
Gross margin                         714,618     2,749,405     2,408,430     1,952,288       724,256
Loss from operations              (2,177,449)   (2,022,742)     (975,856)   (1,118,994)   (1,480,368)
Net loss                          (2,731,380)   (2,328,652)   (1,045,511)   (1,395,715)   (1,878,556)
Net loss per share - basic and
    diluted                      $     (0.23)  $     (0.20)  $     (0.09)  $     (0.10)  $     (0.16)
Shares used in computing per
    share data                    12,060,919    11,761,920    11,681,035    13,620,528    12,021,611


                                                September 30,                June 30,
                                 ----------------------------------------  ------------
                                     1999          1998          1997          2000
                                 ------------  ------------  ------------  ------------
                                                                           (Unaudited)
Balance Sheet Data:
Cash and cash equivalents        $     2,740   $    98,249   $   275,243   $    85,274
Working capital (deficit)         (4,317,171)   (1,735,813)      442,765    (1,125,756)
Total assets                         812,307     1,995,719     3,301,051       862,149
Deferred revenue, long-term          980,418     1,545,417     2,110,417       556,668
    Long-term debt and capital
    lease obligations (net of
current portion)                     769,892       673,059             -         3,189
Shareholders' deficit             (5,678,877)   (3,276,564)     (995,912)   (1,460,921)

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in our company. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our stock could decline, and you may lose all or part of your investment. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including the risks we face as described below and elsewhere in this prospectus.

WE HAVE INCURRED NET LOSSES SINCE COMMENCING BUSINESS AND MAY NOT ACHIEVE PROFITABILITY

We have not historically been profitable. As of June 30, 2000, we have suffered cumulative operating losses aggregating $12,119,174. We may not be able to achieve profitability on a consistent basis or at all.

WE HAVE NEGATIVE WORKING CAPITAL AND MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE IN ORDER TO CONTINUE AS A GOING CONCERN

At June 30, 2000, we had a net shareholder's deficit of $1,460,921, and a net working capital deficiency of $1,125,756. Our working capital has fallen below levels that were customary for our business previously. These conditions raise substantial doubts about our ability to continue as a going concern. We may not meet our working capital and other cash requirements with cash derived from operations, short-term receivables and other financing as required. We also must continue to improve the efficiency of our operations to achieve and maintain positive cash flow from operations. If adequate funds are not available when required or on acceptable terms, we may be required to delay, scale back or eliminate our product development activities and sales and marketing efforts. If this were to become necessary, it could adversely affect our business, results of operations and prospectus.

THE PRICE OF OUR COMMON STOCK HAS HISTORICALLY BEEN HIGHLY VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE

Our stock price has been volatile since our initial public offering on the Vancouver Stock Exchange in 1994. For example, during the 52-week period ended June 30, 2000, the market price of our common stock ranged from $0.11 to $5.81. We believe that our stock price may fluctuate in response to a number of factors, including:

-     quarterly fluctuations in the results of our operations;

- announcements of technological innovations or new products by us or our competitors;

-     changes in revenue or earnings estimates by securities analysts;

-     changes in accounting principles or their application;

-     new reports relating to trends in our markets; and

- the operating and stock performance of other companies that investors may deem comparable.

In addition, the stock market in general, and the market prices for technology-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad markets and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Fluctuations in our common stock price may, in turn, adversely affect our ability to attract and retain qualified personnel, and to gain access to capital and financing if needed.

OUR  FUTURE  REVENUES  ARE UNPREDICTABLE AND OUR FINANCIAL RESULTS MAY FLUCTUATE

We have experienced quarterly and other fluctuations in revenues and operating results and expect these fluctuations to continue in the future. We believe that these fluctuations have been attributable, in significant part, to:

-     the  timing,  size  and  nature  of  our  contracts  with  our  customers;

-     the performance of our distributors;

- the timing of the introduction of new products or services by our competitors;

- the decision of potential customers to perform projects using internal resources;

-     changes in our operating expenses;

-     personnel changes; and

-     fluctuations in economic and financial market conditions.

Our expenses are to a large extent fixed. We may not be able to adjust our spending quickly if our revenues fall short of our expectations. Further, we may make pricing, purchasing, service, marketing, acquisition or financing decisions that could adversely affect our business results. Accordingly, any significant shortfall in revenue relative to our expectations would have an immediate and material adverse effect on our business.

WE BEAR THE RISK OF CONTRACTUAL COST OVERRUNS WHICH COULD ADVERSELY AFFECT OUR CASH FLOWS

Most of our migration contracts are for a fixed fee. Although the contracts contain provisions allowing us to charge additional fees to our customers in the event that unanticipated or "out of scope" work must be done, we nevertheless bear the risk of cost overruns. Material cost overruns on our contracts could adversely affect our cash flows which would impact negatively on our liquidity and business.

OUR OPERATING RESULTS COULD VARY UNEXPECTEDLY IF WE INACCURATELY ESTIMATE CONTRACT COMPLETION COSTS

A significant percentage of our revenue that is derived from migration contracts is recognized on the percentage-of-completion method, which requires revenue to be recorded over the term of the contract. A loss is recorded at the time when current estimates of project costs exceed unrecognized revenue. Our operating results may be adversely affected by inaccurate estimates of contract completion costs.

FUTURE PRODUCTS OR THE OCCURRENCE OF EVENTS OR CIRCUMSTANCES WHICH REDUCE THE ADVANTAGES OF MIGRATION USING HIGHLY AUTOMATED SOFTWARE PROCESSES COULD REDUCE THE COMPETITIVENESS OF OUR PRODUCTS

We are not currently aware of any direct competitors that license, use or sell fully automated, near-complete migration software, although we are aware of some vendors who offer or use migration software which is less automated than our own. However, other software developers and vendors may create software directed at our market. If this should happen, or if the costs and risks associated with an enterprise rewriting its business applications for the new technologies are otherwise significantly reduced, it is possible that significantly fewer enterprises will choose the migration alternative using our products which would impact negatively on our revenues and business.

MANY ACTUAL AND POTENTIAL COMPETITORS FOR MIGRATION PROJECTS HAVE STRONGER BRAND NAMES AND GREATER RESOURCES THAN WE HAVE WHICH COULD ALLOW THEM TO TAKE MARKET SHARE FROM US

We have competitors in the form of service organizations, including accounting and computer consulting companies, which provide a combination of automated and manual conversion. Many of those organizations have substantially greater human and financial resources, and greater brand recognition, than we do. These companies may have significant competitive advantages through other lines of business and existing business relationships which may cause potential or current customers to use their products and services instead of ours.

WE DEPEND ON A SMALL NUMBER OF CUSTOMERS AND A RELATIVELY SMALL NUMBER OF PROJECTS FOR OUR REVENUES WHICH MEANS THAT THE LOSS OF ONE CUSTOMER MAY HAVE AN ADVERSE IMPACT ON OUR BUSINESS

The  results  of  our operations are attributable to a limited number of orders, the average size of which is approximately $500,000. During the year ended September 30, 1999, Harris Trust (16%), our distributors, when treated as one customer (16%), Brown Brothers Harriman & Company (12%), ACS (11%) and Sapiens (11%) represented 66% of total revenues. The president and chief executive officer of one of our distributors, Gardner Solutions 2000, L.L.C., is also the chief executive officer of Y2K Solutions, L.P., CY2K Solutions, L.L.C. and PY2K Solutions, L.L.C., our other distributors. During the year needed September 30, 1998, Brown Brothers Harriman & Company (40%), Charles Schwab & Co., Inc. (12%), and our distributors, when treated as one customer (10%), represented 62% of total revenues. During the fiscal year ended September 30, 1997, our distributors, treated as one customer (17%), NCR Corporation (15%), Aetna Life Insurance Company (11%) and Brown Brothers Harriman & Company (10%) represented 53% of total revenues. The loss or deferral of one or more significant sale(s) or failure to collect on a significant accounts receivable from any customer could cause substantial fluctuations in our results of operations. While we believe that the market for our migration services will offer the opportunity to expand the number of customers and projects in process at any given time, we may not be successful in our sales efforts or there may be a weakening in customer demand which would have an immediate material adverse effect on our business and results of operations.

THE MARKET DEMAND FOR OUR PRODUCTS MAY BE MORE LIMITED THAN WE ESTIMATE WHICH COULD AFFECT OUR ABILITY TO GROW THE BUSINESS AND BECOME PROFITABLE

The market for our migration products may be smaller than we project, whether because companies in the marketplace elect for budgetary or other reasons not to pursue automated migration or any other form of software conversion, or business they do so at a rate that is much lower than we expect. Any decrease in the demand for our products would decrease our revenues, cash flows and operations.

OUR MARKETING STRATEGY MAY BE UNSUCCESSFUL, WHICH COULD IMPACT NEGATIVELY ON OUR BUSINESS IF WE DO NOT ATTRACT ENOUGH CUSTOMERS

We market our migration products and services directly. Successful implementation of the marketing plan requires, among other things, that our sales and marketing personnel clearly communicate to potential customers our ability to complete migration projects successfully. Our sales and marketing personnel may not have the necessary understanding of the technology and the marketplace and communication skills to implement this marketing strategy successfully. In addition, our marketing strategy might otherwise be unsuccessful. If our marketing strategy is unsuccessful, we may not attract the necessary customers to execute our business plan.

WE MAY HAVE SIGNIFICANT EXPOSURE TO PRODUCT AND SERVICE LIABILITY CLAIMS WHICH COULD RESULT IN PAYMENTS TO SETTLE CLAIMS AND/OR THE DIVERSION OF MANAGEMENT'S ATTENTION FROM OPERATING THE BUSINESS

We market our products and services to customers for managing the migration of mission-critical computer software systems. Our agreements with our customers typically contain provisions designed to limit our exposure to potential product and service liability claims. It is possible, however, that the limitation of liability provisions contained in our customer agreements may not be effective as a result of existing or future federal, state, local or foreign laws or ordinances or unfavorable judicial decisions. We have not experienced any material product or service liability claims to date but the sale and support of our products and services may entail the risk of these claims. We do not presently maintain insurance coverage for our products and services and a successful product or service liability claim brought against us could have a material adverse effect on our business, operating results and financial condition.

WE MAY BE UNABLE TO FULFILL MARKET REQUIREMENTS FOR THE DEVELOPMENT OF COMPLEX COMPUTER SOFTWARE AND POTENTIALLY LOSE MARKET SHARE OF OUR BUSINESS

The development of the complex, large-scale, multiple environment computer software required in our business presents a difficult engineering challenge. It is possible that we may not be able to continue to develop products responsive to market requirements on a timely or cost-effective basis, or at all. If that should happen, there is a risk that other competing products might be launched earlier and capture a significant part of the market we target.

WE  MAY  REQUIRE  ADDITIONAL  MANAGEMENT  TO  SUCCESSFULLY  GROW  OUR  BUSINESS

The present management has been responsible for the growth of the business to date, but does not have significant experience in managing the growth of maturing businesses. The competition for personnel with the required skills is intense, and we may not be able to locate, attract and retain management personnel. Failure to do so could have an adverse impact on our business.

OUR DIRECTORS  AND  OFFICERS EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY

As of June 30, 2000, our current directors and officers beneficially own approximately 20% of our outstanding common shares. As a result, our current directors and officers will continue to exercise significant influence over the affairs of Forecross.

WE DEPEND ON OUR ABILITY TO RETAIN KEY PERSONNEL AND ATTRACT NEW QUALIFIED PERSONNEL

Our progress to date has to a significant extent been dependent on the skills of key personnel, including Kim O. Jones and Bernadette C. Castello, the founders and principal shareholders and, respectively, the president and chief executive officer, and the senior vice president and chief financial officer of Forecross. We have not entered into employment contracts with these or any other members of management or other employees. In addition, competition for highly skilled technical, management, financial, marketing and sales, and other personnel in the computer industry is intense. Loss of the services of any of our present key personnel, or an inability to attract and retain needed additional personnel could have a materially adverse effect on us. In addition, we sometimes rely on qualified, experienced subcontractors to support our migration services. The inability to find and retain sufficient qualified subcontractors may adversely impact our operations.

WE MAY BE UNABLE TO PROTECT THE INTELLECTUAL PROPERTY WHICH IS CRUCIAL TO OUR BUSINESS

The protection of our intellectual property rights in our software and operating methodology is crucial to our business. We may not be able to adequately protect our products and technologies by law and contract against infringement by others. In addition, monitoring and identifying unauthorized use of our technology may prove to be difficult for us. The cost, distraction, and time required to do so, including litigation against possible infringers, may be so substantial as to frustrate our ability to guard adequately against infringement.

OTHER COMPANIES MAY CLAIM WE ARE INFRINGING UPON THEIR PROPRIETARY TECHNOLOGY. THESE CLAIMS ARE COSTLY TO DEFEND AND COULD LIMIT OUR ABILITY TO USE VARIOUS TECHNOLOGIES IN THE FUTURE

Given the nature of our business, third parties may bring infringement claims against us or claim that our use of various technologies violates a patent. We are not aware of any claims. However, any claim of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies or methods. If any of those conditions should occur, our business and financial condition could be materially and adversely affected.

SINCE COMPANIES LOOK TO CUT COSTS IN THEIR MIS DEPARTMENT, GENERAL ECONOMIC AND MARKET CONDITIONS MAY AFFECT OUR BUSINESS SIGNIFICANTLY

Our products are designed for large organizations which typically make significant investments in their MIS departments. Expenditures by organizations on their MIS departments tend to vary in cycles that reflect overall economic conditions. Our business is, therefore, vulnerable to variations in economic conditions generally, or to those variations which affect the economic prospects of corporations and organizations in our target market, and which could affect the capital spending or budget cycles of prospective customers.

VARIOUS  EVENTS COULD RESULT IN A DILUTION OF YOUR OWNERSHIP OF OUR COMMON STOCK

As of June 30, 2000, we had 15,053,380 shares of common stock outstanding and 2,185,368 potential common stock shares including warrants and stock options. The exercise prices of the common stock equivalents range from $0.58 to $11.50 per share. These securities also provide for antidilution protection upon the occurrence of stock splits, redemptions, mergers and other similar transactions. If one or more of these events occurs, then the number of shares of our common stock that may be acquired upon exercise would increase. If exercised, these securities will result in a dilution to your percentage ownership of our common stock.

NET  OPERATING  LOSS  CARRYFORWARDS  OF  FORECROSS  MAY  BE  SEVERELY  LIMITED

Forecross's Federal and State loss carryforwards were approximately $8,013,000 and $3,936,000, respectively, as of June, 2000. These net operating loss carryforwards expire at various dates through 2015 and under Section 382 of the Internal Revenue Code may be limited due to ownership changes. Future stock issuances may result in an ownership change of Forecross under Section 382.
Section 382 contains rules that limit the ability of a company to offset pre-ownership change net operating losses and credit carryovers against post-ownership change taxable income when voting ownership changes by more than 50% in any three-year period. As a result, our net operating loss carryforwards could be severely limited in the future for use to offset any of our income in any particular year.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds of this offering. However, an aggregate of up to 1,073,268 shares of common stock, subject to adjustment for stock dividends, splits, reverse splits, recapitalizations or other similar transactions, covered by this prospectus are issuable upon the exercise of warrants. The holders of the warrants are not obligated to exercise their warrants. If the warrants are exercised in full by payment of their respective stated exercise prices in cash, then we will receive gross proceeds of approximately $2,784,000 from the exercise of the warrants, which we will use for working capital and general corporate purposes.

     Expenses we are expected to incur in connection with this registration are estimated at approximately $75,000. The selling stockholders will pay all of their underwriting commissions and discounts and counsel fees and expenses in connection with the sale of the shares covered by this prospectus.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the development and expansion of our business and, therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000. You should read this information in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus, and with the section entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                  June 30, 2000
                                                                 ---------------

Common stock no par value; 20,000,000 shares
  authorized, 15,053,380 shares issued and outstanding           $    9,677,253
Additional Paid-in Capital                                              981,000
Accumulated deficit                                                 (12,119,174)
                                                                 ---------------
Total capitalization                                             $   (1,460,921)
                                                                 ===============

                             SELECTED FINANCIAL DATA

The selected financial data set forth below with respect to the fiscal years ended September 30, 1999, 1998 and 1997 and the balance sheet data at September 30, 1999 and 1998 are derived from the audited financial statements included elsewhere in this prospectus. The financial data for the years ended September 30, 1996 and 1995 and the balance sheet data at September 30, 1997, 1996 and 1995 are derived from audited financial statements not included in this prospectus. The financial data for the nine-month periods ended June 30, 2000 and 1999, and the balance sheet data at June 30, 2000, are derived from unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth in those statements. The operating results for the nine months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending September 30, 2000 or any other future period. The information set forth below should be read in conjunction with the audited financial statements and notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial
Condition  and  Results  of  Operations"  following  this  table.


                                                                                                        NINE  MONTHS  ENDED
                                                     YEAR  ENDED  SEPTEMBER  30,                             JUNE  30,
                               ------------------------------------------------------- ------------  --------------------------
                                   1999          1998          1997          1996         1995           2000         1999
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------
                                                                                                      (Unaudited)   (Unaudited)

STATEMENTS OF OPERATIONS DATA:
Net revenues:
   Services and maintenance     $2,915,347    $6,623,752    $4,930,456    $2,199,672    $1,445,009    $2,514,541    $2,214,903
   Software licenses and
   distributorship fees
      -related parties             545,004       545,000       844,582       200,000        10,071       408,747       408,753
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------
   Total net revenues            3,460,351     7,168,752     5,775,038     2,399,672     1,455,080     2,923,288     2,623,656
Cost of services and
maintenance                      2,745,733     4,419,347     3,366,608     1,431,489       738,986       971,000     1,899,400
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------
Gross margin                       714,618     2,749,405     2,408,430       968,183       716,094     1,952,288       724,256
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------
Operating expenses:
   Sales and marketing           1,047,300     1,838,126     1,490,479       711,545       685,360       523,800       766,899
   Research and development        728,239     1,520,709     1,006,768       253,743       358,133       728,472       574,684
   General and administrative    1,116,528     1,413,312       887,039       332,500       446,031     1,819,010       863,041
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------
Total operating expenses         2,892,067     4,772,147     3,384,286     1,297,788     1,489,524     3,071,282     2,204,624
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------
Loss from operations            (2,177,449)   (2,022,742)     (975,856)     (329,605)     (773,430)   (1,118,994)    1,480,368
Interest and other
(expense), net                    (553,131)     (305,110)      (68,855)     (129,141)      (37,720)     (275,921)     (397,388)
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------
Loss before provision
for income taxes                (2,730,580)   (2,327,852)   (1,044,711)     (458,746)     (811,150)   (1,394,915)   (1,877,756)
Provision for income taxes            (800)         (800)         (800)       (2,300)      (31,616)         (800)         (800)
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------
Net loss                       $(2,731,380)  $(2,328,652)  $(1,045,511)  $  (461,046)  $  (842,766)  $(1,395,751)  $(1,878,556)
                               ============  ============  ============  ============  ============  ============  ============

Net loss per share -
basic and diluted              $     (0.23)  $     (0.20)  $     (0.90)  $     (0.04)  $     (0.08)  $     (0.10)  $     (0.16)
                               ============  ============  ============  ============  ============  ============  ============
Dividends                                -             -             -             -             -             -             -
                               ============  ============  ============  ============  ============  ============  ============
Shares used in computing per
share data                      12,060,919    11,761,920    11,681,035    11,370,804    10,344,934    13,620,528    12,021,611
BALANCE SHEET DATA:
Cash and cash equivalents      $     2,740   $    98,249   $   275,243   $    99,427   $    14,474   $    85,274
Working capital (deficit)       (4,317,171)   (1,735,813)      442,765    (1,077,531)     (890,040)   (1,125,756)
Total assets                       812,307     1,995,719     3,301,051       726,896       410,801       862,149
Deferred revenue, long-term        980,418     1,545,417     2,110,417             -             -       556,668
Long-term debt and capital
 lease obligations                 769,892       673,059             -       223,923       262,593         3,189
Shareholders' deficit           (5,678,877)   (3,276,564)     (995,912)   (1,120,649)     (999,092)   (1,460,921)

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations includes forward-looking statements with respect to our future financial performance. These forward-looking statements are subject to various risks and uncertainties, including the factors described under "Risk Factors" and elsewhere in this prospectus, that could cause our actual results to differ materially from historical results or those currently anticipated.

     The following summary of our material activities for the years ended September 30, 1999, 1998 and 1997, and the nine-month periods ended June 30,
2000 and 1999, are qualified by, and should be read in conjunction with, the financial statements and accompanying notes to the financial statements included at the end of this prospectus. Each recipient of this prospectus is urged to read this prospectus in its entirety.

BACKGROUND  AND  OVERVIEW

     From the commencement of operations of our predecessor companies in June 1982, the goal of our business has been to focus a small group of skilled technicians on providing automated solutions to the specialized niche requirements of the MIS departments of medium to large enterprise computing organizations seeking to adopt their business applications software to a changing technology, economic and business environment.

     From 1982 through 1988, we developed and licensed specialized migration software products to service providers and other software vendors for delivery to the MIS marketplace. Our customers during this period included Price
Waterhouse, LLP, KPMG Peat Marwick, IBM Corporation, On-Line Software International, Inc., Pansophic Systems, Inc., Fujitsu, Ltd., Sterling Software and Cincom Systems, Inc.

     From 1989 through 1992, our revenues were derived from software development contracts with other software vendors, royalties from various consulting firms, and software product license fees. At the same time, we continued to develop additional commercial migration software products.

     From 1992 through 1997, we developed and implemented a strategy of using internal sales and marketing resources instead of relying on third parties, and focused on pursing migration services contracts as compared to the previous focus on development contracts. Major customers using our migration services have included Bank of Montreal, Bear Stearns & Co. Inc., Kimberly Clark Corporation, New Brunswick Telephone and Union Gas Limited.

     In addition to the migration services contracts, and in response to our customers' year 2000 migration demands and using the technology we had developed over the past fifteen years, during 1996 and 1997 and we introduced our Complete/2000 software products and related services and methodologies. In June 1996, we authorized our first exclusive distributorship and sold our first software license for the Assess/2000 product. Initial customer projects commenced during fiscal 1997. During 1997, additional sets of Assess/2000 licenses were sold, additional exclusive distributorships were authorized, and additional customer projects were signed and commenced. We recognize the fees associated with exclusivity, software licenses, technical training and maintenance and support over the contractual term.

     In 1999, we commenced the development of additional tools that serve to extend our offerings in the legacy migration area. These tools include a product for testing the migrated applications, a tool for ensuring that application standards and rules remain in force as the applications are maintained and a suite of tools aimed at moving legacy applications to the internet. Called L2X-SmartXML, these tools provide the native software infrastructure to enable large-scale commerce projects to succeed with a second generation technical solution. SmartXML inserts the functionality for XML data exchange directly into mainframe programs, eliminating middleware, decreasing costs and increasing business flexibility. SmartXML consists of a suite of software modules applicable to mainframe CICS programs, batch programs, reports, data file exchanges and support for mainframe programmers. SmartXML is available now as a part of our product and service offerings. We currently intend to commercialize these tools and offer product licenses to them to our customers.

RESULTS  OF  OPERATIONS

NINE  MONTHS  ENDED  JUNE  30,  2000 COMPARED TO NINE MONTHS ENDED JUNE 30, 1999

     Total revenue for the nine months ended June 30, 2000 was $2,923,000 as compared to $2,624,000 for the same period of 1999, an increase of 11. Year 2000 services revenue was $1,072,000 as compared to $1,831,000 for the same period of 1999.

     Migration services revenue was $1,213,000 as compared to $241,000 a year ago. Revenue from consulting totaled $229,000 as compared to $143,000 in 1999, and revenue from the amortization of deferred year 2000 distributor licenses and fees remained at $409,000 for both year-to-date periods.

     Gross margin was $1,952,000 and $724,000 for the nine months ended June 30, 2000 and 1999, respectively. Gross margin percentages were 67% and 28% for these periods. The increased gross margin percentage was due to reductions in cost of revenue and reflects, in part, efforts over the past year to control costs and improve efficiencies through attrition and by adjusting staff levels for the reduction and end of year 20000 business.

     Sales and marketing expenses were $524,000 for the nine months ended June 30, 2000 as compared to $766,000 for the same period of 1999. Distributor commissions were $55,000 compared to $333,000 for the previous year.

     Year-to-date research and development expenses were $728,000 as compared to $575,000 in the prior year, which reflect the increase in development efforts in 2000 for enhancements to our migration products and new XML-related offerings.

     General and administrative expenses were $1,819,000 and $863,000, for the respective year-to-date periods. Most of this increase in 2000 was due to the non-recurring $954,000 non-cash compensation expense related to the issuance of common stock and warrants in a March 31, 2000 private placement.

     Net interest and other expense was $276,000 for the nine months ended June 30, 2000 as compared to $397,000 in 1999. This reduction reflects the benefit of the conversion of much of our non-bank debt to equity in March 2000.

     The overall net loss for the nine months ended June 30, 2000 was $1,396,000 or $0.10 per share compared with a loss of $1,879,000 or $0.16 per share for the nine months ended June 30, 1999, based on the weighted average number of shares outstanding during the respective periods.

     YEAR  ENDED  SEPTEMBER  30,  1999 COMPARED TO YEAR ENDED SEPTEMBER 30, 1998

     Revenue for the year ended September 30, 1999 was $3,460,000 as compared to $7,169,000 for the same period in 1998, a decrease of $3,709,000 or 52%. The components of this reduction were a decrease in migration services revenue of $2,287,000 and a decrease in year 2000 services revenue of $1,422,000. While it is possible that we may obtain additional year 2000 business in fiscal year 2000, it is not likely that our future revenues will consist materially of year 2000 revenues. One project, which began in 1997 and was completed in February 1999, and which involved both migration and year 2000 services, provided $386,000 in revenue in 1999 compared to $2,804,000 in 1998. Also contributing to the reduced year 2000 revenue was the fact that the majority of year 2000 projects completed in 1999 were the lower priced and less difficult confirmation audits rather than renovations. Backlog was $1,172,000 at September 30, 1999 as compared to $531,000 at September 30, 1998.

     The increase in backlog is attributable primarily to the signing of several contracts near the end of September 1999, including a consulting project for $200,000 and a migration project for $150,000. Because year 2000 contracts, unlike application migration projects, are generally of much shorter duration, typically completed in eight weeks or less, a project may be booked, recognized and completed without appearing in the quarterly or annual backlog amount.

     Gross margin was $715,000 and $2,749,000 in 1999 and 1998, respectively. The gross margin percentage was 21% in 1999 and 38% in 1998. Cost of revenue was reduced to $2,745,000 in 1999 as compared to $4,420,00 in 1998, with $837,000 of the reduction coming from eliminating the use of subcontractors and consultants who were primarily involved in migration work, and $384,000 of the reduction coming from salaries and benefits. While the revenue from the year 2000 products and services made up the bulk of 1999 revenue, it has not reached the level anticipated by Forecross and the industry in general. We maintained substantial resources in 1999 to address the year 2000 market, and the lower than anticipated level of revenue adversely impacted gross margins.

     Sales and marketing expenses were $1,047,000 in 1999 as compared to $1,838,000 in 1998. Distributor fees were $497,000 in 1999 as compared to $1,037,000 in 1998. Decreases in commissions on migration business reduced expenses by $172,000 between 1999 and 1998.

     Research and development expenses decreased to $728,000 in 1999 from $1,521,000 in 1998, due to a decrease in the number of personnel required to support the development activity associated with the Complete/2000 product and enhancements to existing software products.

     General and administrative expenses were $1,117,000 and $1,413,000 in 1999 and 1998, respectively, reflecting reductions in personnel and decreased use of legal, audit, and other professional services in connection with our Form 10 registration statement completed in 1998.

     Net interest expense was $553,000 for the year ended September 30, 1999 as compared to $305,000 in 1998, reflecting the increased use in 1999 of short-term receivables financing, loans from senior officers of Forecross to meet our working capital needs, and interest accrued on revenue sharing amounts due to distributors.

     The overall net loss for the year ended September 30, 1999 was $2,731,000 or $0.23 per share compared with a loss of $2,329,000 or $0.20 per share for the year ended September 30, 1998, based on the weighted average number of shares outstanding during the respective periods. The net loss for the three months ended September 30, 1999 was $853,000 as compared to a net loss of $669,000 in 1998, and a net loss of $543,000 for the three months ended June 30, 1999. The net loss per share was $0.07 for the three months ended September 30, 1999, $0.06 for the comparable period in 1998, and $0.04 for the three months ended June 30, 1999.

     The provision for income tax expense is the tax payable for the period plus the change during the period in deferred tax assets and liabilities. Due to the uncertainty of realization, a valuation allowance has been provided to eliminate the net deferred tax assets as September 30, 1999 and 1998. See notes 2 and 7 of the notes to the financial statements.

     YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO YEAR ENDED SEPTEMBER 30, 1997

     Revenue for the year ended September 30, 1998 was $7,169,000 as compared to $5,775,000 in 1997, an increase of 24%. This increase in revenues for the period reflected several factors:

     - revenue of $4,364,000 from year 2000 assessment and renovation contracts and the amortization of Assess/2000 software licenses in 1998 as compared to $1,788,000 in 1997;

     -    the   decrease  in  revenue   from  the   amortization   of  exclusive
          distributorship agreements of $110,000 in 1998 compared to $660,000 in 1997; and

     - the decrease in migration services revenue to $2,695,000 in 1998 as compared to $3,326,000 in 1997. Backlog was $531,000 at September 30, 1998 as compared to $4,281,000, including approximately $615,000 to be performed after fiscal 1998, in 1997.

     We believe that the reduction in backlog is attributable to numerous factors. First, during fiscal 1998, we substantially completed one major migration/renovation project. This project was significantly larger in terms of dollar value than most of our migration/renovation contracts, and therefore made our backlog substantially larger than our historical norms. Second, year 2000 contracts are typically of much shorter duration than application migration projects. The average application migration project takes from six to eighteen months to complete, whereas the average year 2000 project can be completed in eight weeks or less. Therefore, revenue associated with year 2000 projects may be booked, recognized and completed without appearing in the quarterly or annual backlog amount. This is significant because year 2000 compliance projects generated a substantially greater proportion of our revenues in fiscal 1998 than in prior periods. Third, there were two developments in the marketplace which we believe negatively affected our backlog:

     - the temporary diversion of resources and attention away from valuable but optional application migrations, into the mandatory resolution of the year 2000 problem; and

     - the decision of some prospective customers to attempt to perform the year 2000 renovation work internally, or to delay commencing this work in favor of evaluating other alternatives.

     While both of these developments appear to be temporary, they have had the effect of slowing the rate at which we have been able to obtain contracts for migrations work, especially during the second half of our 1998 fiscal year.

     Gross margin was $2,749,000 and $2,408,000 in 1998 and 1997, respectively. The gross margin percentage was 38% in 1998 and 42% in 1997. While the revenues from the year 2000 products and services increased significantly in 1998 compared to 1997 as discussed above, they have not reached the level anticipated by us and our industry in general. We added substantial resources to address the year 2000 market, and the lower than anticipated level of revenue adversely impacted gross margins in 1998. In addition, we did not realize the efficiencies and cost savings originally anticipated for the off-site work performed primarily by subcontractors on migration services projects. During the second quarter of fiscal 1998, we modified our procedures for pricing, performing, and controlling migration services projects in order to improve the gross margin on those projects.

     Sales and marketing expenses were $1,838,000 in 1998 as compared to $1,490,000 in 1997. Distributor fees were $1,037,000 in 1998 as compared to $640,000 in 1997. Increases in commission and trade show expenses in 1998 as compared to 1997 were offset by reductions in bonuses and consultant expenses in 1998.

     Research and development expenses increased to $1,521,000 in 1998 from $1,007,000 in 1997, or 51%, due to an increase in the number of personnel to support the development activity associated with the Complete/2000 product and enhancements to existing software products.

     General and administrative expenses were $1,413,000 and $887,000 in 1998 and 1997, respectively, reflecting additional personnel; increased use of legal, audit, and other professional services in connection with our Form 10 registration statement in 1998; and, increased rent and insurance in 1998 to support the increased level of business activity.

     Net interest expense was $305,000 for the year ended September 30, 1998 as compared to $69,000 in 1997, reflecting the increased use in 1998 of short-term receivables financing and loans from our senior officers to meet our working capital needs.

     The overall net loss for the year ended September 30, 1998 was $2,329,000 or $0.20 per share compared with a loss of $1,046,000 or $0.09 per share for the year ended September 30, 1997, based on the weighted average number of shares outstanding during the respective periods.

     The provision for income tax expense is the tax payable for the period plus the change during the period in deferred tax assets and liabilities. Due to the uncertainty of realization, a valuation allowance has been provided to eliminate the net deferred tax assets at September 30, 1998 and 1997. See notes 2 and 7 of the notes to the financial statements.

LIQUIDITY  AND  CAPITAL  RESOURCES

     Through June 30, 2000, we have sustained recurring losses from operations and, at June 30, 2000, we had a net capital deficiency and a net working capital deficiency. These conditions raise substantial doubts about our ability to continue as a going concern. See note 1 of the notes to financial statements. The opinion of our independent certified public accountants on the audited financial statements for the year ended September 30, 1999 also contained an explanatory paragraph regarding this doubt about our ability to continue as a going concern.

     For the three months ended June 30, 2000, operations were funded primarily by cash derived from operating revenues and cash on hand. For the nine months ended June 30, 2000, operations were funded primarily by the cash derived from the sale of stock in two private placement transactions, and through deferrals of senior employee compensation. See note 8 of the notes to the financial statements. During the quarter ended March 31, 2000, we also converted a significant amount of our debt to equity. We believe this move strengthens our balance sheet, reduces interest expense and improves our future ability, as needed, to obtain additional financing and attract investors.

     The need to obtain additional funds through a private placement of stock was required due to our expected transition period between the end of year 2000 contract business and the resumption of our core migration business. While many companies completed their year 2000 analysis and renovation work well in advance of the December 31, 1999 deadline, we believe that most companies postponed consideration and commencement of new migration projects until the actual outcome of the year 2000 issue was known. Additionally, we believe that many companies are re-evaluating the status and direction of their information systems investments based on the analysis performed for year 2000 and the rapid paradigm shift towards web-oriented and capable businesses.

     We are aggressively pursuing new opportunities for migration services, including developing products and services specifically marketable to businesses currently using legacy systems but needing to migrate to more web-friendly platforms. We expect additional revenue in the third quarter of fiscal 2000 from some of the migration contracts currently under negotiation. We are closely monitoring our sales pipeline, work in progress, collections and cash requirements to determine whether the existing sources of financing are adequate to support our operations or whether additional means of financing, including debt or equity financing, may be required to satisfy our working capital and other cash requirements.

     If we can obtain the anticipated level of new business, and continue the use of short-term receivables financing, we believe we will have sufficient funds to meet our needs through the balance of fiscal 2000. Cash from operations and the other sources described above may not be achieved or may not be sufficient for our needs.

     We are aggressively pursuing new opportunities for migration services, including developing XML-related products and services specifically marketable to businesses currently using legacy systems but needing to migrate to more web-friendly platforms. We expect additional revenue in the fourth quarter of fiscal 2000 from some of the migration contracts currently under negotiation. The sales pipeline, work in progress, collections and cash requirements are being closely monitored to determine whether the existing sources of financing are adequate to support operations or whether additional means of financing, including debt or equity financing, may be required to satisfy working capital and other cash requirements.

     A factoring agreement with a financial organization allows us to obtain financing by borrowing against our accounts receivable on a recourse basis. At June 30, 2000, $225,000 was outstanding under the agreement and at September 30, 1999, $861,000 was outstanding. The agreement, established in October 1995, may be terminated by either the factor or us at any time.

     In August 2000, we received a loan in the amount of $100,000 from an employee of the company. The loan is for a term of two years, is secured by the XML software technology developed and owned by Forecross, and accrues interest at a rate of 11.5% per year.

     We anticipate that our capital expenditures for fiscal 2000 will be between $50,000 and $100,000.

     Cash and cash equivalents on hand at June 30, 2000 were $85,000 as compared to $19,000 at June 30, 1999.

QUANTITATIVE  AND  QUALITATIVE  DISCLOSURES  ABOUT  MARKET  RISK

FOREIGN  CURRENCY

     All of our revenues are realized currently in U.S. dollars. In addition, we do not maintain any assets or cash account balances in currencies other that U.S. dollars. Therefore, we do not believe that we currently have any significant direct foreign currency exchange rate risk.

INTEREST

     We are exposed to interest rate risk, as we use additional debt financing to fund capital expenditures. The interest that we may be able to obtain on debt financings will depend on market conditions at that time and may differ from the rates we have secured in the past.

INFLATION

     We do not believe that inflation has had a material effect on our financial position or results of operations during the past three years. However, we cannot predict the future effects of inflation, including interest rate fluctuations and market fluctuations.

                                    BUSINESS

OVERVIEW

     We develop, market and sell sophisticated software and associated services to large computer-using organizations for the automated conversion of existing business software applications to new computing environments. This conversion process is usually referred to as migration from one software or hardware platform to another. Our products are designed to automate, after various individual parameters and options are established, up to 100% of the actual migration from one database or source language to another. Our automated processing contracts with slower and more error-prone traditional migration technologies which rely upon programmers replacing existing code manually on a line-by-line basis. It has been our experience that 95% or more of the business application programs commonly found in large computerized organizations can be migrated with 100% automation. The remaining 5% can usually be processed with 80% or more automation. Migrated applications are functionally equivalent to their unconverted counterparts, and, in our experience, maintainability and performance in the new environment are typically unaffected or enhanced. Each of our products includes a significant number of customization options which can be selected by the user to achieve specific conversion or renovation objectives.

     In response to our customers' requirements, we have established our factory processing concept. Each factory is distinguished not by bricks and mortar but as a working environment in which we use our software products to execute migration projects for our customers. We continue to provide these automated application migration factory services to our customers, using factories we have established for this purpose on our premises as well as off-site factories that we can install at customer locations to meet the specific demands of various customers.

INDUSTRY  BACKGROUND  AND  TRENDS

     In recent years, dramatic and fundamental changes have taken place in the computer industry. These developments have had a significant impact on the way in which business applications are developed, have extended the useful life of existing applications and have presented unique challenges to management information systems or MIS departments.

SIGNIFICANT  INDUSTRY  DEVELOPMENTS

     First, there has been a dramatic reduction in the cost of computer processing power. This has led to the "downsizing" from larger "mainframe" and "super-mini" computers to smaller computers capable of processing the same amount of work at significantly lower cost.

     Second, standard computing environments, referred to as "open systems" architecture, have increasingly dominated the market. Previously, large scale MIS organizations were forced to implement business applications using database software and languages proprietary to particular vendors. Open systems architecture has, to a significant extent, freed the MIS manager from this constraint by permitting the components of an overall hardware and software solution to be acquired from a number of different, and frequently competing, vendors.

    Examples of these new standards include the UNIX operating system, the database language called SQL and programming languages including COBOL, C++ and JAVA.

     Third, the network which each business establishes to connect the personal computers on the desks of each user, sometimes referred to as clients, to the business' open systems hardware, often referred to as servers, for business applications has expanded over the past four years to include connections to, and often web sites on, the internet. The worldwide web enables a business to connect all of its employees to each other and to the company's vendors and customers easily and inexpensively. This unprecedented level of connectivity is driving a rapid evolution in the way businesses interrelate.

     Fourth, even though there has been a decrease in the cost of some computer hardware, there has also been a reduction in many MIS budgets with no corresponding reduction in the costs of software or technical personnel.

     Finally, the broad-based application assessment that has been necessitated by the year 2000 problem has brought unparalleled awareness to MIS management of the attributes, costs and risks inherent in their business application portfolios. What has been discovered is a hodge-podge of environmental and development software that has resulted in immense, yet unnecessary, complexity; duplicated and high costs of ownership; and serious risks of future maintenance failures caused by a lack of personnel knowledgeable in the older installed software.

     BUSINESS  IMPACT

     Existing systems represent a huge financial investment and are often functionally rich and mission-critical to the business. Due to this, many applications which would have been rewritten after three to five years are now remaining in service for ten years or more. However, due to their underlying technologies, they may not be meeting all of the needs of the organization. For example, they:

     -    may not be fully integrated with newer business applications;

     -    may have data which is not easily accessible to users; or

     -    may   operate   on   technology   platforms   which   are  no   longer
          cost-effective.

     Furthermore, personnel who understand and can maintain applications developed using older technologies are becoming more difficult to find and retain, and, therefore, are more expensive.

     The challenge for businesses is to find a cost-effective way to upgrade these sizable existing systems to take advantage of the new technologies which are often more flexible, have more features and have a more readily available pool of personnel familiar with their installation, use and maintenance, while preserving all of the valuable functionality of the existing systems.

     AVAILABLE  SOLUTIONS

     Our management believes that there are three options available to an MIS manager wishing to take advantage of these developments.

     One option is to acquire commercially available application software packages specifically designed to operate on the new technology platforms. However, a suitable package may not always be available and, even when it is, the new software package will commonly require adaptation to the distinctive business policies and practices of the user organization. In addition to the initial cost of the package, these adaptations are frequently expensive and may take too long to implement as well as require specialized technical resources.

     Another option is to manually rewrite the computer source code of the existing application to make it usable in the new computing environment. This option is time consuming to implement, can be error-prone, requires significant and specialized personnel resources not routinely available, and may, therefore, be expensive and risky.

     Both of these choices also involve the risk that business-specific rules and functionality currently imbedded in the existing application will not be accurately or completely incorporated into the adapted software package or the rewritten application.

     Our products represent a third solution. We have developed a proprietary and innovative technology for the automated migration of existing applications. This allows businesses to replace existing technologies by re-hosting their applications to a new technology platform, while leaving them functionally intact. We believe that this option will ordinarily be the least expensive and least risky alternative.

MARKET

     At its largest, we estimate that the potential worldwide market for our products includes approximately 30,000 large computer-using organizations, including the so-called Fortune 2,000 companies and comparable government, financial services, healthcare, education and other service organizations. Most of these organizations automated their business and data processing functions before the advent of current technologies. These organizations characteristically have a large inventory of crucial information systems based on rapidly obsolescing technology.

     We believe that the portion of the North American enterprise computing market comprised of users of Computer Associates Integrated Database Management System, or CA-IDMS, amounts to approximately 275 users, based on information supplied in March 2000 by Harte-Hanks Market Intelligence, Inc., an industry research organization. CA-IDMS includes a database management system, CA-IDMS/DB, user interface language, CA-IDMS/DC, and fourth-generation language, CA-ADSO, which, together with various other related products, were originally developed and marketed by Cullinane Corporation, later by Cullinet Corporation, and now by Computer Associates International. Based on reports in the industry press, we believe that there is a growing shift of enterprise computing users away from CA-IDMS and that over the next ten years a substantial number of the 275 users will have decided to move to newer, more cost-effective and flexible computing environments. We currently estimate that there are approximately 400 CA-IDMS users outside North America

     In addition to the CA-IDMS portion of the enterprise computing market, there are also additional portions related to other proprietary technology platforms. They include areas related to computer languages including CA-Easytrieve from Computer Associates, CSP from IBM Corporation, CA-UFO from Computer Associates and ADF from IBM Corporation, and databases including IMS from IBM and Adabas from SoftwareAG. We currently estimate that there are between 15,000 and 20,000 users for all of those products. These additional areas create opportunities for us to develop other products and give us added flexibility in responding to changes and developments in the marketplace.

     During 1999, we developed two additional products aimed at extending the scope of its conversion solution offerings. One tool, called 'TestSentinel,' is used to test the converted applications to ensure that they are functionally equivalent to their un-converted counterparts. The second tool, called 'SourceSentinel,' is aimed at ensuring that coding standards and rules which are implemented when programs are originally developed, remain in force as those programs go through the normal life cycle of ongoing maintenance and enhancements. These tools are currently offered as services only, but we intend to offer end-user licenses in the future.

UNDERLYING  PROPRIETARY  TECHNOLOGY

     Our powerful and flexible technology known as the XCODE architecture, has been refined over the last thirteen years and forms the foundation for all our products, tools, and associated services.

     Our proprietary XCODE architecture supports all of the functions ordinarily required to automate the conversion, assessment and renovation of existing systems. This includes parsing the source code, storing the code in a common repository, transforming the old technology elements of the source code and generating revised source code for the operation of the application in the new environment.

     We began developing our technology in 1982. The prototype for the XCODE architecture was built in 1985 to permit a customer to convert a major application from a proprietary language to COBOL. The first generation of XCODE was developed and enhanced between 1985 and 1986, in connection with language conversion projects undertaken for Price Waterhouse, LLP. This resulted in the first version of the Convert/ADSO to COBOL product. In response to a requirement of Chemical Bank of New York, a second generation of XCODE was developed in 1987, resulting in the development of the first version of the Convert/IDMS-DB to SQL product.

     In 1990, we developed the first version of Convert/IDMS-DC to CICS in connection with a migration project undertaken for American President Lines. In the same year, under a contract with IBM, the third generation of XCODE was produced. In 1992-93, in connection with a project for Cincom Systems, Inc. of Ohio, we developed the Fastforward/VSAM to SUPRA database conversion software. At that time, all the components of XCODE were redeveloped to operate in a PC environment.

     The XCODE architecture is modular in design. Modular architecture refers to the design of a system into separate components that can be connected and combined together in many different configurations. The strength of modular architecture is that any one component can be replaced, added or moved without altering the rest of the system. Our modular XCODE architecture is, therefore, readily adaptable to the development of new migration products. This lowers the cost, shortens the time and reduces the risk of new product development.

COMMERCIALLY  AVAILABLE  PRODUCTS

     We have, to date, developed nine migration products. Migration products are named by reference to the source language or database and the target language or database:

     -    Convert/IDMS-DC to CICS (user interface language conversion)

     -    Convert/ADSO to COBOL (language conversion)

     -    Convert/IDMS-DB to SQL (database conversion)

     -    Convert/VSAM to SQL (database conversion)

     -    Convert/CSP to COBOL (language conversion)

     -    Redirect II COBOL/VS to COBOL II (language conversion)

     - IMSADF II to Cross System Product Migration Facility (language conversion)

     -    Convert/IMSADF II to APS/COBOL (language conversion)

     -    Fastforward/VSAM to SUPRA (database conversion)

     We are the sole owner of six of these products. Ownership of the following products is shared: IMSADF II to Cross System Product Facility, which we developed, but is owned jointly with IBM; Convert/IMSADF II to APS/COBOL, which we developed, but is owned jointly with Bank of America; and Fastforward/VSAM to SUPRA which we developed pursuant to a Development and License Agreement, dated April 22, 1991, with Cincom Systems, Inc. and is jointly owned by us and Cincom. We and IBM have joint marketing rights to the first product, we and Bank of America have joint marketing rights to the second product, and Cincom has exclusive marketing rights to the third product. None of these jointly owned products is presently material to our business or our near-term business plans.

     We have licensed and delivered our products and ancillary services to customers throughout North America, and in Taiwan, France, Belguim, Germany, and South Africa. Companies including Aetna Life Insurance, AT&T, Bank of America NT & SA, Bank of Montreal, Bear Stearns & Company, International Business Machines Corporation, Home Savings of America, Kimberly-Clark Corporation, New Brunswick Telephone, Price Waterhouse, LLP, Royal Bank of Canada, and Union Gas Limited have used our products and services. Recent and current customers include Charles Schwab & Company, Inc., Brown Brothers Harriman & International, now part of TRW Inc.

PRODUCT  DEVELOPMENT

     Our strategy in developing new migration software and services for existing applications is to respond to the particular needs of a specific customer after research has determined that there is an identifiable potential for further licensing of the product, and delivery of associated services to other organizations. Before we undertake the development of a new product, we generally require that the customer agree to share the development cost. One example of this strategy is the Convert/CSP to COBOL product that was developed for Kimberly-Clark Corporation in 1994, under an agreement in which Kimberly-Clark contributed $300,000 of the total $350,000 in development costs. Another example is the Convert/IMSADF II to APS/COBOL product which was developed for and financed by Bank of America in 1994 and 1995 at a cost of $480,000.

     One factor which greatly enhances our ability to employ this strategy is our proprietary XCODE architecture. The XCODE architecture enables we to develop a new migration product in an average of approximately six months of elapsed time, with three persons employed full-time on the project. This is a considerably shorter and less costly development cycle than traditional industry experience for products of comparable scope and complexity. It also allows us to fund most or all of the development cost from the license revenue generated by the initial development-funding customer.

    Research and development expenses were $728,239, $1,520,709, and $1,006,768, in the years ended September 30, 1999, 1998 and 1997, respectively, and $728,472 and $574,684 in the nine months ended June 30, 2000 and 1999, respectively.

     In 1999, we commenced the development of additional tools that serve to extend our offerings in the legacy migration area. These tools include a product for testing the migrated applications, a tool for ensuring that application standards and rules remain in force as the applications are maintained and a suite of tools aimed at moving legacy applications to the internet. Called L2X-SmartXML, these tools provide the native software infrastructure to enable large-scale commerce projects to succeed with a second generation technical solution. SmartXML inserts the functionality for XML data exchange directly into mainframe programs, eliminating middleware, decreasing costs and increasing business flexibility. SmartXML consists of a suite of software modules applicable to mainframe CICS programs, batch programs, reports, data file exchanges and support for mainframe programmers. SmartXML is available now as a part of our product and service offerings. We currently intend to commercialize these tools and offer product licenses to them to our customers.

PRODUCT  LICENSING

     We grant our customers a non-exclusive, non-assignable license to use our software, including programs, options, documentation, data and information. While various provisions in the license agreement, including the number of locations at which the licensed software may be used and the extent of the customer's right to receive upgrades and enhancements without charge, vary according to the circumstances, other general terms are common to all of these agreements. Each agreement contains a warranty by us against defects in design, operation and usability in the customer's computer environment, and each agreement contains a covenant by the licensee not to attempt to decipher, develop source code, copy, modify, duplicate, create or recreate all or any part of it except to the extent required by its normal operating procedures. The licensee also agrees to take reasonable steps to prevent access by anyone whose access is not reasonably necessary and to ensure that authorized persons with access refrain from duplicating, reproducing or disclosing information with respect to the licensed software.

     The license is granted for the conversion of a specified number of application programs, and may be terminated on fifteen days' notice for non-payment of amounts payable under it, on twenty-four hours notice by either party if the other becomes insolvent or, except in limited circumstances, if bankruptcy or other similar proceedings are commenced against it, or it makes an assignment for the benefit of creditors. The agreement is also terminable on fifteen days' notice in the event of a material breach being committed, unless the breach is cured before the expiration date of the notice period.

MARKETING  AND  SALES  STRATEGY

     The developments in computer technology described above have converged to produce the need and create the opportunity to convert existing applications. After experimentation with different marketing techniques, we decided in 1992 to develop and implement our own direct marketing and sales strategy. Our strategy includes having multiple product offerings to include a broad range of service and license alternatives that better adapt to meet the needs of the marketplace and serve to differentiate us from our competitors. Conventional techniques including trade publication notices, direct mail, telemarketing, and, most recently, our own web-site, www.forecross.com, on the internet are being used to bring our products and their benefits to the attention of prospective customers. Additionally, we have focused on building a reference base of satisfied customers.

     Recognizing that aversion to risk is one of the major characteristics of the decision making process for many MIS organizations, we have created a phased marketing approach to simplify the process for potential customers to evaluate and invest in our products. This strategy allows a potential customer to pursue its interest in automated migration in a series of measured steps, with each step in the process providing demonstrable value.

     Our  principal  marketing  programs  involve  the  Migration   Alternatives
Planning Seminar, or MAPS, and either Factory Compile or License-Only sales.

     MAPS is an introduction, for a fee, to the conversion process through an intensive two-day customer-site program for those considering a migration project. Designed to address conversion issues, MAPS includes formal technical briefings, expert consulting, an evaluation of the risks, costs and benefits of various alternatives and a feasibility analysis of the automated migration of a selection of the customer's application software. MAPS is promoted by telemarketing and is conducted by two senior members of our staff. Evaluations of prior MAPS sessions suggest that many of our MAPS customers will decide to select Factory Compile or License-Only within twelve months of the MAPS session.

     We offer our customers the option of hiring us to use our proprietary software on behalf of the customer to perform the entire conversion process, thus relieving the customer of the requirements for allocating the personnel and time necessary to learn to perform the migration. We call this type of engagement a Factory Compile. By "factory," we mean an array of multiple server-class computers operated by a small number of computer operators, running two to three shifts per day, up to seven days per week, depending on work volume. "Factory services" implies the methodology by which customer code flows to us, through the factory, to the rules engineers for issue resolution, to quality assurance for final review, and back to the customer. The customer's role is limited to testing the converted application in its new environment. The average Factory Compile project requires one senior and two junior technical staff members for approximately four months.

     License-Only is an offering in which the customer licenses our products and, with training and additional optional consulting provided by us, performs the entire conversion process with its own personnel. As in the Factory Compile option, the customer also tests the converted application in the new environment. No customer has chosen the License-Only offering in the past few years, preferring to use our automated factory facilities.

     Although there are no separately chargeable software license fees, Factory Compile projects require the customer to sign a standard Forecross Product License Agreement. For both Factory Compile and License-Only offerings, a customer's use of our products is limited to the conversion of a specified maximum number of application programs, at which time the license expires.

SALES  AND  LICENSING  REVENUES

     From  1994  though 1996, our revenues were generated primarily by migration projects, with some revenues contributed by MAPS presentations. During that period, we performed work on between ten and twenty projects per year, of which four projects typically represented in excess of fifty per cent of total revenues. In the fiscal years ended September 30, 1999, 1998 and 1997, and the nine month periods ended June 30, 2000 and 1999, year 2000 assessment projects, sales of licenses to the Assess/2000 software, and fees associated with distributorships for Complete/2000 products and services accounted for approximately 88%, 62%, 51%, 69% and 85%, respectively, of total revenue.

COMPETITION

     The marketplace for application migrations is served by both software and services vendors. We are not aware of any vendor, whether of software or services, who offers the degree of automated conversion achievable through use of our products.

     SOFTWARE  VENDORS

     We believe that the principal focus of other software vendors has been on the development and licensing of software which speeds the rewriting alternative for migration. Examples of software delivering this type of migration solution assistance include ViaSoft Inc.'s tools for application re-engineering and Carleton Corporation's software to support data migration. In both of these cases, as in all others of which we are aware, the software products do not provide the near-complete and comprehensive automated conversion of business applications as those performed by our products after various individual options and parameters are established.

     SERVICE  SUPPLIERS

     Service organization, including accounting firms and companies like Perot Systems, EDS, IBM, Computer Horizons Corporation, Case Consult, GmbH and Computer Task Group, offer conversion services. Automated conversion facilities provided by these organizations typically embrace between 25% and 80% of the source code, with the balance of the conversion being performed manually. We believe that any manual conversion is subject to inconsistency, high risk of error, high cost and delays. Since they are service providers, these companies tend to focus on turnkey projects costing several millions of dollars which can, therefore, support the high manpower costs involved.

     Since our software automates significantly more of the conversion, 95% to 100%, than can be achieved with other products, we believe that we are able to compete effectively with service suppliers. We typically price our Factory Compile offering below the prices quoted by the service suppliers who perform conversions. We believe that the Factory Compile offering can be marketed successfully, because it can be presented to the marketplace as the solution which uses a significantly greater degree of automation than is offered by service suppliers, which reduces the costs, time and risks of the project.

     COMPETITIVE  EXPERIENCE

     Our experience in the competitive bidding process employed by many of our prospective customers leads us to believe that we have a price advantage over a majority of the other bidders. Other bidders' costs are typically higher due to their dependence on skilled people, as compared with our dependence on less costly automation. However, we have not historically enjoyed the same degree of market recognition as many of our large competitors, including the national consulting or accounting firms, against whom we often compete.

     Until the emergence of the year 2000 problem, some customers did not embrace the idea that automation could help them solve their problem. We believe that this uncertainty would sometimes cause a customer to award a contract to the more recognizable bidder, in spite of the higher price. This extra cost was often viewed as an "insurance policy" against any problems in the future. We have observed a shift in this trend over the past years, and many customers now will not entertain bids that do not contain the use of automated software tools. We believe that we have the capability to compete favorably because of these trends, and because we have steadily built our reputation and name recognition over the same period of time.

     COMPETITIVE  POSITION

     It is possible that other software or services companies may attempt to develop new proprietary conversion software or service offerings or to enhance existing proprietary conversion software, or service offerings, to compete directly in our chosen market. There are, in addition, various other elements of risk that bear on our competitive position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors." Moreover, there are alternatives to migration as a means of adapting to technological change, and enterprise computing users may prefer one of these alternatives.

     It is difficult for us to assess how many potential customers have availed themselves of the other alternatives, including the purchase of a new software package that operates on new technology platforms or rewriting the computer source codes, since we do not actively track prospects who fail to meet our initial sales qualification criteria. Among qualified prospects who ultimately do not purchase from us, the rewriting option generally prevails.

INTELLECTUAL  PROPERTY

     We have chosen to protect the intellectual property value of our products and proprietary XCODE architecture through trade secret and confidentiality provisions in our product licensing arrangements, confidentiality agreements with our employees and through copyright protection for system externals, including display formats and documentation. Additional protection is provided by the complex nature of both the XCODE architecture, and the products themselves. This approach is consistent with standard practice in the industry, and we believe that this provides us reasonable assurance against misappropriation. Software theft, which can be a serious problem in the consumer software market, is relatively rare in the large-scale software products market. Large corporate buyers tend not to engage in product piracy with regard to products of this type. Our products are also protected against unauthorized use by imbedded and external access control codes. However, the protection on which we rely may not be effective. Monitoring and identifying unauthorized use of our technology may prove difficult, and the cost of litigation may impair our ability to guard adequately against any infringement. Our commercial success may also depend on our products not infringing any intellectual property rights of others and on no claims of infringement being made against us. Even if any claims are found to be invalid, the dispute process could have a materially adverse effect on our business, results of operations and prospects.

CORPORATE  HISTORY

     We were formed on January 1, 1985 by a merger pursuant to the provisions of the California Corporations Code of two predecessor corporations, Jonescast, Inc., and its wholly owned subsidiary, Genasys Software Systems, Inc., subsequently renamed Genasys Technologies, Inc., and later changed to Forecross Corporation, each incorporated under the laws of California in June 1982. As a result of the merger, we succeeded to the business that had been carried on by the predecessor corporations since 1982.

EMPLOYEES

     As of June 30, 2000, we had 34 employees. Of these, seven work primarily in our factory or on customer Factory Compile projects, six are engaged primarily in research and development work, four are in project management, five are in technical support, five are in sales and marketing and seven are in finance and administration. All employees are required to enter into a confidentiality and proprietary rights agreement which requires that they not disclose any confidential information, restricts their right to engage in or have an interest in competing businesses, and requires them to promptly disclose to us the product of all work done by them while employed by and for us, and to assign to us all rights in their work product.

PROPERTIES

     Our principal executive offices are located at 90 New Montgomery Street, San Francisco, California 94105, where we occupy approximately 6,200 square feet of leased space under a lease which expires in February 2002. Annual base rent under the lease is approximately $152,000. We occupy an additional 4,000 square feet space in our current location under a lease which expires in December 2001. Annual base rent for this space is approximately $143,000 per year. We also maintain a small sales office in San Diego, California, and a small apartment in San Francisco for use by our out-of-town staff while visiting the executive offices.

     On August 4, 1999, we entered into a sublease agreement, under which we sublet approximately 2,500 square feet of unused office space at 90 New Montgomery Street for a period of twenty eight months. This agreement was entered into with the approval of our landlord. The space currently occupied by our staff is adequate for our needs.

LEGAL  PROCEEDINGS

     We are not involved in any pending or, to our knowledge, threatened legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of business.

                                   MANAGEMENT

Executive  Officers  and  Directors

     Our directors, executive officers and key employees, and their ages and positions, as of June 30, 2000, are as follows:

Name                        Age  Position
--------------------------  ---  -----------------------------------------------
Kim O. Jones                 55  Chief Executive Officer, President and Director
Bernadette C. Castello (2)   46  Senior Vice President, Chief Financial Officer
                                 and Director
Richard A. Carpenter (2)     57  Member of the Board of Directors
Richard L. Currier           55  Member of the Board of Directors(1)
Donald Estes                 51  Director of Product Architecture
Ronald Herbst                57  Director of Customer Care
Carl H. Johnson              54  Director of Project Management
Charles T. Nelson            54  Director of Software Products
Kenneth J. Paris             53  Senior Database Specialist
Peggy A. Payne               50  Director of Migration Services
Robert Theurer               55  Director of Sales

(1) We accepted Mr. Currier's registration from our board of directors effective January 1, 2000.
(2)     Member  of  the  Audit  Committee.

     Each of our directors is elected at our annual shareholders meeting to serve for a term of one year or until a successor is chosen and is qualified.

     KIM O. JONES founded Forecross together with Bernadette Castello in 1982 and has been in his present position since that time. Mr. Jones is the chief architect of our products. He has been active as a software industry entrepreneur and industry participant since 1971. Prior to the establishment of Forecross, Mr. Jones served from 1980 to 1982 as a director and vice president of Computer Systems Design, Inc., of San Francisco, California, in charge of software product development and marketing. In 1970 Mr. Jones co-founded Genasys Systems, Inc., a software and services firm based in San Francisco, California, for which he worked initially as chief technology officer and, later, as president until 1980. From 1967 to 1970, he was a vice president of Liberty National Bank of San Francisco, California, responsible for data processing. Mr. Jones was a member of the board of directors of the American Software Association, a division of the Information Technology Association of America.

     BERNADETTE C. CASTELLO co-founded Forecross with Kim Jones in 1982 and has been in her present position since that time. Ms. Castello manages our day to day operations. From 1973 to 1977, Ms. Castello worked for KPMG Peat Marwick in New York, designing and managing the installation and use of some of the earliest automated applications in that firm Thereafter, until 1980, she worked as an analyst in Peat Marwick's computer resources department. From 1980 to 1982, when she left to found Forecross with Mr. Jones, Ms. Castello was a senior consultant at Computer Systems Design, Inc. in San Francisco, developing applications for the financial and manufacturing industries.

     RICHARD A. CARPENTER has been the president of Carpenter Associates, a consulting firm which provides strategic planning and product marketing assistance to early stage software companies, since 1992. Mr. Carpenter also serves as chairman of the board of two companies which he co-founded, Corex Technologies and Healthcourt Technologies. Prior to co-founding these companies, Mr. Carpenter had co-founded Index Systems, now CSC/Index, in 1969, and Index Technology, now part of Intersolv, in 1983 where he served as chairman and chief executive officer until its merger with Sage Software in 1991 to form Intersolv Software. Mr. Carpenter became a director in March 1998. Mr. Carpenter does not provide consulting services to any of our direct or indirect competitors.

     DONALD ESTES joined us in April 2000 as Director of Product Architecture. For the last 10 of his 27 years in the industry, he specialized in the design and implementation of products and projects for the mass modification and automated testing of large bodies of source code using language-processing technologies. He has chief responsibility for legacy-to-web products and projects. Mr. Estes holds degrees from the Massachusetts Institute of Technology and the University of Texas. From May 1997 through March 2000 Mr. Estes was the Chief Technical Officer of 2000 Technologies Corp., in Lexington, Massachusetts, where he built an automated testing system for platform migration and Year 2000 renovation projects. He also served as a year 2000 advisor to the State of Rhode Island. From September 1995 through April 1997, he was President of Don Estes and Associates, in Lexington, Massachusetts, where he designed and managed the implementation of a mainframe/open systems peer-to-peer communications product family. Mr. Estes is a member of the Cutter Consortium.

     RONALD HERBST joined us in December 1995 as Director of Project Management and currently serves as Director of Customer Care. From November 1993 through December 1995, Mr. Herbst was an independent software consultant providing services, including conceptual and detailed system design and implementation and system programming. From August 1993 through October 1993, Mr. Herbst was Vice President, Research and Development for Dynamic Bytes, Inc. From July 1989 through July 1993, Mr. Herbst served as vice president, Windsor Technologies, Inc. Mr. Herbst has over twenty years of senior management experience serving the information technology industry.

     CARL H. JOHNSON joined us in March 1997 as Director of Project Management. From 1993 to 1997, Mr. Johnson was Director, General Accounts for Affiliated Computer Services, Inc. From 1988 to 1993, Mr. Johnson was Manager, Corporate Applications for Amdahl Corporation. Mr. Johnson has over twenty years of senior management experience serving the information technology industry.

     CHARLES T. NELSON joined us in December 1991 and has served in a variety of technical and research and development capacities. In June 1996, Mr. Nelson was named Director of Software Products. Prior to joining us, Mr. Nelson had over twenty years' experience managing and supervising software and hardware technical support activities for several large corporations.

     KENNETH J. PARIS, Senior Database Specialist, was with us from 1989 through March 1996, and rejoined us in October 1996. From March 1996 through September 1996, Mr. Paris served as an independent software consultant to various companies, including us. Prior to joining us in 1989, Mr. Paris spent eleven years with KPMG Peat Marwick, both as Database Administrator and as director of database research and development for the consulting department of KPMG Peat Marwick's National Technology Center. From 1985 to 1986, Mr. Paris served as Director of Product Development at Pansophic Systems, Inc. of Oak Brook, Illinois. He was also for six years a member of the database committee of the American National Standards Institute, ANSI, which developed the SQL standard. Mr. Paris was the initial conference chairman and then president of the International DB2 Users Group.

     PEGGY  A.  PAYNE  joined  us in May 1996 as Director of Migration Services.
From February 1993 through May 1996, Ms. Payne was Director of Information Management and Technology for Revo Corporation. From July 1988 to February
1993, Ms. Payne was manager, information systems for Westinghouse Security Electronics. Ms. Payne has over twenty years of technical experience and has served in various capacities for technical organizations including Association of Corporate Computing Professionals, Bay Area MAPICS Users Group, and Information Technology Executives Association.

     ROBERT E. THEURER joined us in April 2000 as Director of Sales. He has 35 years of experience in the computer industry in many capacities including technical, corporate management and sales and marketing. From October 1997 until joining Forecross, Mr. Theurer was Senior Vice President of Sales for 2000 Technologies Corporation, a company that develops and markets automated testing technology. From 1994 through 1997, he was the Director of Sales for MSS
International, a UK based company that specializes in platform migrations primarily from Unisys mainframes to UNIX platforms.

COMMITTEES  OF  THE  BOARD  OF  DIRECTORS

     Our audit committee consists of Bernadette Castello and Richard Carpenter. This committee has responsibility for, among other things, the planning and review of our annual and periodic reports and accounts and the involvement of our certified public accountants in that process, focusing particularly on compliance with legal requirements and accounting standards and the rules of the SEC, and the establishment of an effective system of internal financial controls. The audit committee makes recommendations to our board of directors regarding the independent certified public accountants to be nominated for ratification by our shareholders and those other matters, but the ultimate responsibility for those matters remains with our board of directors.

     Our board of directors does not currently have and does not currently intend to establish an executive committee, a compensation committee or a nominating committee, as those functions are to be performed by our entire board of directors.

DIRECTOR  COMPENSATION

     Directors receive no compensation for service on our board of directors.

     Non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with the attendance of board meetings. Non-employee directors are entitled to participate in our 1994 Stock Option Plan. During the year ended September 30, 1998, Mr. Carpenter received a stock option grant for 7,500 shares at $11.50 per share. During the years ended September 30, 1997 and 1999, no options were granted to non-employee directors. During the nine month-period ended June 30, 2000, Mr. Carpenter received a stock option grant of 80,000 shares at an exercise price of $3.25 per share, with a vesting period of one-fifth immediately and the remainder over four years on a monthly basis.

EXECUTIVE  COMPENSATION

     The following table sets forth the amount of all compensation we paid during each of the fiscal years ended September 30, 1999, 1998 and 1997 to the person serving as our chief executive officer, and to our only other executive officer, other than the chief executive officer, whose compensation exceeded $100,000 during any fiscal year. The stock options granted to the named executive officers are fully vested. There are no other long-term incentive compensation plans which require disclosure.

SUMMARY  COMPENSATION  TABLE

                                                                       Long Term
                                                                      Compensation-
                                                Annual Compensation    Securities
                                                                       Underlying  All Other
Name and Principal Position       Year           Salary       Bonus     Options   Compensation
---------------------------  --------------  -----------  ----------  ---------  -------------
Kim O. Jones                      1999       $   131,813       None       None       None
Chief Executive Officer and       1988           185,000       None       None       None
President                         1997           156,511   $ 51,320       None       None

Bernadette C. Castello            1999           131,813       None       None       None
Senior Vice President and         1998           185,000       None       None       None
Chief Financial Officer           1997           156,511     56,970       None       None

     STOCK OPTION GRANTS IN LAST FISCAL YEAR. There were no grants of stock options to either of our named executive officers during the fiscal year ended September 30, 1999.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES. The following table sets forth for each named executive officer information regarding stock option exercises during the fiscal year ended September 30, 1999 as well as the fiscal year end value of unexercised options for each person:

                                              Number of Securities
                                             Underlying  Unexecised     Value of Unexercised In-the-
                                            Options at 1999 Year End   Money Options at 1999 Year End
                                            ------------------------  --------------------------------
                         Shares
                        Acquired
                           On      Value
Name                    Exercise  Received  Exercisable  Unexercisable  Exercisable   Unexercisable
----------------------  --------  --------  -----------  -------------  ------------  ----------------
Kim O. Jones                0         0      250,000           0        $    0        $      0
Bernadette C. Castello      0         0      250,000           0        $    0        $      0

EMPLOYMENT  AGREEMENTS

     We have not entered into any employment agreements.

RESTRICTED  STOCK  PURCHASE  PLAN

     In June 1993, the board of directors approved the 1993 Restricted Stock Purchase Plan. The stock purchase plan allows employees and consultants to purchase shares of our common stock at a price not less than the fair value. The maximum aggregate number of shares which may be sold under the stock purchase plan is 1,000,000 shares of common stock. No shares were sold under the stock purchase plan in 1999, 1998 or 1997 or to date in 2000.

     Shares purchased under the stock purchase plan are subject to a right of repurchase by us at the original purchase price upon the termination of the purchaser's employment or consulting relationship with us. The right to repurchase generally lapses at the rate of one-third after one year from the date of purchase, and one-thirty-sixth of the original number of shares purchased per month thereafter. At September 30, 1999, 1998 and 1997, no shares were subject to our repurchase option under this provision. No shares were repurchased during the years ended September 30, 1999, 1998 or 1997 or to date in 2000.

EMPLOYEE  STOCK  OPTION  PLAN

     In April 1994, the board of directors approved the 1994 Stock Option Plan, pursuant to which employees and consultants may be granted incentive and non-statutory stock options. Depending on the employee's stock ownership percentage, incentive stock options are granted with exercise prices ranging from 100% to 110% of the fair value of stock at the date of grant. Depending on the employee's stock ownership percentage, non-statutory stock options are granted with exercise prices ranging from 85% to 110% of the fair value of stock at the date of grant. The maximum aggregate number of shares of common stock which may be subject to options and sold under the plan is 950,500. The term of each option is that stated in each respective option agreement provided that the term does not exceed ten years from the date of grant, five years in the case of an optionee already owning common stock representing 10% or more of the voting power. As of June 30, 2000, options for the purchase of 868,200 shares of common stock at a weighted average exercise price of $2.47 per share are outstanding, and 58,400 shares of common stock are reserved for future grants. In addition, we have outstanding 248,900 options for the purchase of shares of common stock at a weighted average exercise price of $3.25, which were issued outside the stock option plan.

PROFIT  SHARING  AND  RETIREMENT  PLANS

          401(K)  PLAN

     We have a 401(k) profit sharing plan covering substantially all employees, under which employees may defer their eligible compensation up to the statutorily and 401(k) plan prescribed limits and have the amount of the deferral contributed to the 401(k) plan. Employees who have completed one year of service may, at our sole discretion, receive a matching contribution from us up to a maximum of 4% of the participant's eligible compensation. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code. Participants in the 401(k) plan direct the investment of their individual account balances among the various offered investment funds.

Our cost of the 401(k) profit sharing plan was $71,682, $73,499, $66,670 and $25,556 in the fiscal years ended September 30, 1999, 1998, 1997 and 1996, and $44,867 and $65,306 in the nine months ended June 30, 2000 and 1999, respectively.

     MONEY PURCHASE PENSION PLAN

     We also have a Money Purchase Pension Plan. We were required to contribute 10% of total participant compensation through December 1992 and 6% of total participant compensation from January 1, 1993 through December 31, 1994. Effective January 1, 1995, contributions to the pension plan were discontinued as we now contribute to the 401(k) plan as described above. There were no contributions to the pension plan during 1999, 1998 or 1997. Our cost of the pension plan was $12,736 in the fiscal year ended September 30, 1995.

BOARD  ACTION  AND  POWERS

     Our articles of incorporation in effect on completion of this offering provide that, unless otherwise determined by a resolution of our board of directors, our board of directors shall consist of not less than three nor more than five members.

     The board of directors may at any time appoint any person to be a director either to fill a vacancy or as an additional director, provided that the number of directors does not exceed five. Any person so appointed by the board of directors shall hold office only until the next annual general meeting of shareholders and shall then be eligible for election by the shareholders.

     Directors shall not be required to hold any of our shares by way of qualification. A director who is not a shareholder shall nevertheless be entitled to attend and speak at shareholders' meetings.

     Indemnification and Insurance. Every director or other officer of our company, excluding certified public accountants, shall be indemnified by us out of our own funds against all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office. This indemnification includes, without prejudice to the generality of the foregoing, any liability incurred by him in investigating, preparing for and defending any inquiries or investigation, claim or proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer, director, or employee of Forecross and in which judgment is given in his favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part, or in which he is acquitted or in connection with any application under any statute for relief from liability with respect to any act or omission in which relief is granted to him by a court. In that regard, we shall have the power to advance funds to any officer, director or employee in payment of all costs, charges, losses, expenses, and liabilities incurred by him in investigating, preparing for or defending any inquiries, investigations, claims or proceedings whatsoever. Our ability to indemnify our officers and directors from liability is limited by the provisions of the Corporations Code of California. In addition, the board of directors shall have power to purchase and maintain insurance for or for the benefit of any person who is or was at any time a director or officer of any "relevant company", as defined below, or who is or was at any time a trustee of any pension fund or 401(k) plan in which employees of any relevant company are interested including, without prejudice to the generality of the foregoing, insurance against any liability incurred by that person in respect of any act or omission in the actual or purported execution and/or discharge of his or her duties and/or in the exercise or purported exercise of his or her powers and/or otherwise in relation to his or her duties, power, or offices in relation to any relevant company, or any pension fund or employees' share scheme. For purposes of this paragraph, "relevant company" shall mean us, any holding company of ours or any other body, whether or not incorporated, in which we or any holding company of ours or any of our predecessors or predecessors of any holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with us, or any of our subsidiaries, or of any other body.

     At present, there is no pending litigation or proceeding involving a director or executive officer of ours where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

     To the extent indemnification for liabilities arising under the securities act may be permitted to our directors, officers and controlling persons of our company under the provisions, described above, or otherwise, we have been advised that in the opinion of the SEC, this type of indemnification is against public policy as expressed in the securities act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our outstanding shares of common stock as of June 30, 2000 by:

     - each person we know to beneficially own 5% or more of the outstanding shares of our common stock;

     -     each  of  our  directors;

     - each of our executive officers named in the summary compensation table above; and

     -     all  of  our  directors  and  officers  as  a  group.

     Except as indicated in the table below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address of each beneficial owner is c/o Forecross Corporation, 90 New Montgomery Street, San Francisco, California 94105.

                                  Number of Shares    Percent of Class
Name of Owner                    Beneficially Owned  Beneficially Owned
-------------------------------  ------------------  -------------------
Kim O. Jones                              1,703,434               11.06%
Bernadette C. Castello                    1,639,404               10.66%
Richard A. Carpenter                         72,956                   *
All directors and executive
officers as a group (3 persons)           3,415,794               21.68%

*Represents  less  than  1%  of  our  outstanding  shares  of  common  stock.

     Mr. Jones' holdings as of June 30, 2000 include a fully vested and exercisable stock option covering 250,000 shares and a warrant to purchase 101,530 shares.

     Ms. Castello's holdings as of June 30, 2000 include a fully vested and exercisable stock option covering 250,000 shares and a warrant to purchase 71,820 shares.

     Mr. Carpenter's address is 25 Marion Street, Hingham, Massachusetts 02043. His holdings include a fully vested and exercisable stock option covering 7,500 shares, an option exercisable for 80,000 shares, 23,333 of which are exercisable within the next 60 days, and a warrant to purchase 4,041 shares.

     The holdings of all directors and executive officers as a group include fully vested and exercisable stock options covering 507,500 shares, an option exercisable for 80,000 shares, 23,333 of which are exercisable within the next 60 days, and warrants to purchase 177,391 shares. The percentage of class beneficially owned for each person or group was calculated on the basis of 15,053,380 shares of our common stock outstanding as of June 30, 2000, plus shares for each such person or group purchasable within the next 60 days under options and warrants.

                           RELATED PARTY TRANSACTIONS

          NOTES  RECEIVABLE  FROM/PAYABLE  TO  OFFICERS:

     As of June 30, 2000, outstanding balances on all of the following notes receivable from/payable to our officers had been converted to equity in our March 2000 private placement:

     - In December 1997, we borrowed $350,000 from Kim O. Jones, chief executive officer, under an unsecured promissory note due December 30, 1999 with an interest rate of 24.0% per annum.

     - In February 1998, we borrowed $225,000 from Bernadette C. Castello, senior vice president, under an unsecured promissory note due February 28, 2000 with an interest rate of 24.0% per annum.

     - In June 1999, we borrowed $135,000 from Bernadette C. Castello under an unsecured promissory note due June 30, 2001 with an interest rate of 24.0% per annum.

     - In July 1999, we borrowed $57,000 from Bernadette C. Castello under an unsecured promissory note due July 31, 2001 with an interest rate of 24.0% per annum.

     - Note receivable from Kim O. Jones, Chief Executive Officer, of $65,429, with interest at 10%, due December 31, 1997. This represents the balance due from amounts advanced at various times between 1987 and 1993 principally to assist in the purchase of a principal residence by Mr. Jones. Accrued interest receivable amounted to $24,536 at September 30, 1997. The note receivable and accrued interest receivable were paid in full on December 31, 1997.

          OTHER NOTES PAYABLE:

     In August 2000, we received a loan in the amount of $100,000 from an Employee of the company. The loan is for a term of two years, is secured by the XML software technology developed and owned by Forecross, and accrues interest at a rate of 11.5% per year.


          SOFTWARE  LICENSES  AND  DISTRIBUTORSHIPS:

     We entered into agreements with several entities for licenses and distributorship arrangements for our year 2000 software products, Assess/2000 and Complete/2000, and related services. The distributors are related to each other through some common ownership and management; a shareholder of ours who owns less than 1% of our outstanding securities and is not an officer or director of Forecross, is a founding investor and officer of each of the other entities.

     To our knowledge, at least one other shareholder of Forecross who owns less than 5% of our securities and is not an officer or director of Forecross, is also an investor in at least one of our distributors. As of September 30, 1996, this shareholder pledged 150,000 shares of our common stock as collateral for $800,000 due under the terms of the first of the contracts; the entire amount was collected in January 1997.

     Under  the  distributorship  agreements,   the  distributors   receive
territorially exclusive rights to market year 2000 renovation projects to be performed by us using our Complete/2000 software and year 2000 assessment projects to be performed either by us or by the distributor using the Assess/2000 software.

     PURCHASED SOFTWARE:

     During the year ended September 30, 1997, we commissioned and purchased a $150,000 data analysis module for use with our year 2000 software products. The software developer is an entity owned in part by our senior vice president, another employee of ours, and another shareholder.

                          DESCRIPTION OF SHARE CAPITAL

GENERAL

     Our authorized capital stock consists of 20,000,000 shares of common stock. There are 15,053,380 shares of common stock outstanding as of June 30, 2000. There are also warrants to purchase 1,073,268 shares of common stock and options to purchase 1,117,100 shares of common stock as of June 30, 2000.

     The following summary description of our securities it not intended to be complete and is qualified by reference to the provision of applicable law and to our articles of incorporation and by-laws.

COMMON  STOCK

     Our authorized share capital consists of 20,000,000 shares of common stock. As of June 30, 2000, 15,053,380 of our shares are issued and outstanding. Upon the completion of this offering, 15,053,380 shares will be issued and outstanding, assuming that none of the outstanding warrants are exercised.

     Holders of our shares of common stock are entitled to receive dividends ratably, if, as and when declared by the directors, and to participate ratably in any distribution of property or assets on our liquidation, winding up or other dissolution. The shares of common stock have no preemptive or conversion rights. There are no provisions in our articles of incorporation or by-laws, or any provisions of the laws of the State of California to which we are subject, that would discourage a business combination or other takeover of us.

     Holders of our shares of common stock are entitled to one vote per share at all meetings of shareholders. The holders of our common stock do not have cumulative voting rights. Accordingly, holders of more than half of the outstanding shares of common stock can elect all of the directors to be elected in any election, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. The board of directors is empowered to fill any vacancies and the board created by the resignation, death or removal of directors.

WARRANTS

     There are presently outstanding warrants to purchase 35,000 shares of common stock at an exercise price of $.75 per share. These warrants were issued as a finder's fee in connection with the private placement in January 1999. They have a five-year term and expire on January 18, 2004. There are also outstanding warrants to purchase 1,038,268 shares of common stock at an exercise price of $2.66 per share. These warrants were issued in connection with a private placement in March 2000, 200,000 of which were issued as a finder's fee in connection with the private placement in March 2000. These warrants expire upon the earlier to occur of March 31, 2003 or when the market price of our common stock is greater than 3.0 times the exercise price.

TRANSFER  AGENT

     The transfer agent and registrar of our common stock is Continental Stock Transfer and Trust Company, New York, New York.

MARKET  INFORMATION

     Our common stock is traded on the Nasdaq OTC Bulletin Board under the symbol "FRXX.OB." From August 1994 to October 28, 1998, our common stock was listed on the Vancouver Stock Exchange under the symbol "FRX.U." The following table sets forth, for the periods indicated and as reported by the Nasdaq OTC Bulletin Board or the Vancouver Stock Exchange, as the case may be, the high and low bid and asked sales prices for shares of our common stock. The Nasdaq OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

             QUARTER ENDED         HIGH      LOW
             -------------       --------  --------

             December 31, 1997   $20.0000  $10.0000

             March 31, 1998       12.7000    6.7000

             June 30, 1998        11.8000    5.7500

             September 30, 1998    8.0000    2.2500

             December 31, 1998     2.9375    1.0000

             March 31, 1999        1.5000    0.4531

             June 30, 1999         0.9062    0.1875

             September 30, 1999    0.7031    0.2656

             December 31, 1999     0.7500    0.1094

             March 31, 2000        5.8125    0.2656

             June 30, 2000         2.6562    0.7500

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each selling stockholder, the number of shares owned by the selling stockholder, and the number of shares which may be offered for resale pursuant to this prospectus. The information included below is based upon information provided by the selling stockholders. The actual number of shares owned or offered could be materially less or more than the estimated amount depending upon factors which cannot be predicted at this time and, if required, will be reflected in a supplement to this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated, none to the selling stockholders has had a material relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Unless otherwise indicated, the selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 15,053,380 shares of our common stock outstanding as of June 30, 2000.

                                                    SHARES                           SHARES
                                               OWNED PRIOR TO  NUMBER OF SHARES   OWNED AFTER
                                                THE OFFERING    WHICH MAY BE      THE OFFERING
                                            ------------------    SOLD IN      ------------------
NAME                                         NUMBER    PERCENT  THIS OFFERING   NUMBER    PERCENT
------------------------------------------  ---------  -------  -------------  ---------  -------
Kim O. Jones(1a)(1)                         1,703,434    11.06        304,590  1,398,844     9.14
Bernadette C. Castello(1a)(2)               1,639,404    10.66        215,460  1,423,944     9.30
Steven Arnett(1a)(3)                           23,858        *         13,650     10,208        -
Ronald D. Herbst(1a)(4)                        47,856        *          4,800     43,056        -
Lawrence Hernandez, Jr.(1a)(5)                 26,319        *          7,500     18,819        -
Carl Johnson(1a)(6)                            50,806        *          3,750     47,056        -
Alice Jue(1a)(7)                               15,147        *          1,500     13,647        -
Richard Carpenter(1a)(8)                       72,956        *         12,123     60,833        *
Formula 999, LLC(1a)(9)                       158,388        *        158,388          -        -
Donald R. Gardner(1a)(10)                     103,632        *        103,632          -        -
Gregory Stock(1a)(11)                         421,836     2.77        421,836          -        -
Dr. Franz J. & Audrey E. Berlacher(1a)(12)      8,382        *          8,382          -        -
Robert A. & Julie T. Berlacher(1a)(13)         16,902        *         16,902          -        -
Barry Porter(1a)(14)                           12,708        *         12,708          -        -
Sonz Partners, L.P.(1a)(15)                    16,902        *         16,902          -        -
EDJ Limited(1a)(16)(28)                       121,093        *        121,093          -        -
Porter Partners, L.P.(1a)(17)                 135,216        *        135,216          -        -
Jeffrey H. Porter(1a)(18)                      33,804        *         33,804          -        -
Larry Colvin(1a)(19)(28)                       75,419        *         75,419          -        -
Paul J. Meyer(1a)(20)                          90,854        *         76,854     14,000        *
Lancaster Investment Partners, LP(1a)(21)     150,000        *        150,000          -        -
Dr. Richard Citrenbaum(1a)(22)                 56,388        *         56,388          -        -
Schottenfeld Associates, LP(1a)(23)           563,907     3.70        563,907          -        -
Martin M. Dittmar, Jr.(1a)(24)                200,000     1.31        200,000          -        -
David P. Cohen(25)                             75,000        *         75,000          -        -
Douglas D. Troxel(1a)(25)(26)                 650,000     4.30        650,000          -        -
Robert E. Theurer and Janet L. Theurer(25)     50,000        *         50,000          -        -
Marc R. Fey(25)                                50,000        *         50,000          -        -
Lobodos Ventures L.P. (25)                    125,000        *        125,000          -        -
E. James Emerson(25)                           25,000        *         25,000          -        -
Christine Cowan and James Thomas(25)           25,000        *         25,000          -        -


                                     - 43 -

Paul Osborn and Annette Osborn(25)             25,000        *         25,000          -        -
David J. Goetz & Kay T. Goetz(25)              50,000        *         50,000          -        -
Richard Greenblatt(25)                         50,000        *         50,000          -        -
J. Dorian McKelvy(25)                         100,000        *        100,000          -        -
Beth Bloom(25)                                100,000        *        100,000          -        -
Avalon Research Inc. (27)                      30,000        *         30,000          -        -
Kien Hean Chen and Yung San Chen(28)           26,666        *         26,666          -        -
Constance Fretz IRA(28)                        10,000        *         10,000          -        -
Stanley A. Steiner, Trustee(28)                26,666        *         26,666          -        -
Pinetree Capital Corporation(28)              100,000        *        100,000          -        -
Lancaster Investment Partners, LP(28)          50,000        *         50,000          -        -
William B. Fretz IRA(28)                       10,000        *         10,000          -        -
The William B. Fretz, Jr. Irrevocable
  Deed of Trust FBO Heather Nicole
  Fretz(28)                                     5,000        *          5,000          -        -
The William B. Fretz, Jr. Irrevocable
  Deed of Trust FBO Christopher Bradley
  Fretz(28)                                    10,000        *         10,000          -        -
Keith Fretz(28)                                20,000        *         20,000          -        -
David S. Callan IRA(28)                        10,000        *         10,000          -        -
Lynn Dahl-Kundin(29)                            4,900        *          4,900          -
Barbara Munro(29)                               5,000        *          5,000          -

___________________________
*         Represents  less  than  1%  of  our  outstanding  shares  of  common  stock.

     (1a) Purchased shares and warrants in a March 2000 private placement.

     (1) President and chief executive officer of Forecross. Includes an option to purchase 250,000 shares of common stock and a warrant to purchase 101,530 shares of common stock.

     (2) Senior vice president and Chief Financial Officer of Forecross. Includes an option to purchase 250,000 shares of common stock and a warrant to purchase 71,820 shares of common stock.

     (3) Employee of Forecross. Includes an option to purchase 15,000 shares of common stock, 10,208 of which is exercisable within the next 60 days, and warrant to purchase 4,550 shares of common stock.

     (4) Employee of Forecross. Includes an option to purchase 60,000 shares of common stock, 43,056 of which is exercisable within the next 60 days, and a warrant to purchase 1,600 shares of common stock.

     (5) Employee of Forecross. Includes an option to purchase 40,000 shares of common stock, 18,819 of which is exercisable within 60 days, and a warrant to purchase 2,500 shares of common stock.

     (6) Employee of Forecross. Includes an option to purchase 64,000 shares of common stock, 47,056 of which is exercisable within 60 days, and a warrant to purchase 1,250 shares of common stock.

     (7) Employee of Forecross. Includes an option to purchase 25,000 shares of common stock, 13,647 of which is exercisable within 60 days, and a warrant to purchase 500 shares of common stock.


                                     - 44 -

     (8) Director of Forecross. Includes a fully vested and exercisable stock option to purchase 7,500 shares of common stock, an option exercisable for 80,000 shares, 23,333 of which are exercisable within the next 60 days, and a warrant to purchase 4,041 shares of common stock.

     (9)  Includes a warrant to purchase 52,796 shares of common stock.

     (10) Includes a warrant to purchase an aggregate of 34,544 shares of common stock.

     (11) Includes a warrant to purchase 140,612 shares of common stock.

     (12) Includes a warrant to purchase 2,794 shares of common stock.

     (13) Includes a warrant to purchase 5,634 shares of common stock.

     (14) Includes a warrant to purchase 4,236 shares of common stock.

     (15) Includes a warrant to purchase 5,634 shares of common stock.

     (16) Includes a warrant to purchase an aggregate of 107,031 shares of common stock.

     (17) Includes a warrant to purchase 45,072 shares of common stock.

     (18) Includes a warrant to purchase 11,268 shares of common stock.

     (19) Includes a warrant to purchase an aggregate of 58,473 shares of common stock.

     (20) Includes a warrant to purchase 25,618 shares of common stock.

     (21) Includes a warrant to purchase 50,000 shares of common stock.

     (22) Includes a warrant to purchase 18,796 shares of common stock.

     (23) Includes a warrant to purchase 187,969 shares of common stock.

     (24) Employee of Forecross. Includes a warrant to purchase 200,000 shares of common stock which was issued as a finder's fee in a January 2000 private placement.

     (25) Purchased shares in a January 2000 private placement.

     (26) Includes a warrant to purchase 50,000 shares of common stock.

     (27) Includes a warrant to purchase 30,000 shares of common stock which was issued as a finder's fee in a January 1999 private placement.

     (28) Purchased shares in a January 1999 private placement.

     (29) Employee of Forecross.


                              PLAN OF DISTRIBUTION

     All or a portion of the shares offered by this prospectus may be sold, from time to time, by the selling stockholders in or more transactions on the Nasdaq OTCBB or any other market on which our shares are traded, in transactions independent of the Nasdaq OTCBB, in separately negotiated transactions, or otherwise. These sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

     - block trades in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this prospectus;

     - an exchange distribution in accordance with the rules of that exchange;

     - ordinary brokerage transactions and transactions in which a broker may solicit purchasers;

     -    privately negotiated transactions;

     -    short sales; and

     -    a combination of any of the above methods of sale.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or, if a broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated which may be less than, or in excess of, those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire the shares as principal may then resell those shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, on the Nasdaq OTCBB or any other market on which our shares are traded, in transactions independent of the Nasdaq OTCBB, in separately negotiated transactions, or otherwise, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with these resales, the broker-dealers may pay to or receive from the purchasers of those shares compensation as described above.

     Any or all of the sales or other transactions involving the common stock described above, whether effected by a selling stockholder, any broker dealer or others, may be made pursuant to this prospectus. In addition, any shares of common stock that qualify for sale pursuant to Rule 144 under the securities act may be sold under Rule 144 rather than pursuant to this prospectus.

     In order to comply with the securities laws of various states, if applicable, the shares of common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholders and any broker dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters within the meaning of the securities act, and any commissions received by them and any profit received by them may be deemed to be underwriting commissions or discounts under the securities act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of one business day prior to the commencement of that distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders. All of the foregoing may limit the marketability of the shares.

     To our knowledge, no underwriting arrangements have been entered into by the selling stockholders with respect to their shares as of the date hereof. Upon notification of us by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the securities act, disclosing:

     - the name of each that selling stockholder and of the participating broker or dealer;

     -     the  number  of  shares  involved;

     -     the  price  at  which  the  shares  were  sold;

     - the commissions paid or the discounts or concessions allowed to the broker or dealer, where applicable;

     - that the broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     -     other  facts  material  to  the  transaction.

     We will maintain the effectiveness of the registration statement of which this prospectus is a part until the earlier of 90 days after the effective date of the registration statement, or at the time all the shares of common stock registered under this prospectus have been sold or are no longer subject to volume or manner of sale restrictions under the securities act.

     We and the selling stockholders each have agreed to indemnify each other and our respective officers and directors and various other persons against liabilities in connection with any offering of the shares, including liabilities arising under the securities act.

     By agreement with the selling stockholders, we will pay all of the expenses incurred in connection with the registration of the common stock, estimated to be approximately $75,000, other than underwriting commissions, discounts and counsel fees and expenses.

                                  LEGAL MATTERS

     The validity of the shares of common stock and shares of common stock issuable upon exercise of warrants offered by this prospectus and other legal matters relating to this offering will be reviewed by Piper Marbury Rudnick & Wolfe LLP, New York, New York.

                                     EXPERTS

     The financial statements and schedule as included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports (which contain an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.

                  ADDITIONAL INFORMATION MADE AVAILABLE TO YOU

     We have filed with the  commission  a  registration  statement  on Form S-1 under the securities act, with respect to the securities offered by this prospectus. In this prospectus we generally refer to that registration statement, together with all amendments, exhibits and schedules to that registration statement, as the "registration statement."

     As is permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits various information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.

     We are subject to the reporting requirements of the exchange act. In accordance with the requirements, we file annual reports on Form 10-K, quarterly reports on Form 10-Q and other information under cover of Form 8-K with the SEC. Our reports and other information may be inspected and copied at the following public reference facilities maintained by the SEC:

     -     450  Fifth  Street,  N.W.,  Washington,  D.C.  20549;

     - Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

     -     7  World  Trade  Center,  Room  1300,  New  York,  New  York  10048.

     Copies of this material may also be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the commission at 1 (800) 732-0330. Our filings, including the registration statement of which this prospectus is a part, will also be available to you on the commission's internet site (http://www.sec.gov).

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE FORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                           FORECROSS  CORPORATION

                      INDEX  TO  FINANCIAL  STATEMENTS


                                                                     Page
                                                                     ----

Report of BDO Seidman, LLP, Independent Certified Public
Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-2

Balance Sheets as of September 30, 1999 and 1998, and June 30,
2000 (Unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-3

Statements of Operations for Each of the Three Years in the Period
Ended September 30, 1999, and the Nine Month Periods Ended
June 30, 2000 and 1999 (Unaudited)  . . . . . . . . . . . . . . . . . . .   F-4

Statements of Shareholders' Deficit for Each of the Three Years in
the Period Ended September 30, 1999, and the Nine Month Period
Ended June 30, 2000 (Unaudited) . . . . . . . . . . . . . . . . . . . . .   F-5

Statements of Cash Flows for Each of the Three Years in the
Period Ended September 30, 1999, and the Nine Month Periods
Ended June 30, 2000 and 1999 (Unaudited)  . . . . . . . . . . . . . . . .   F-6

Notes to the Financial Statements . . . . . . . . . . . . . . . . . . . .   F-7
                                                                         through
                                                                            F-22

Schedule II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-23

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To  the  Stockholders  and  Board  of  Directors  of  Forecross  Corporation

We have audited the accompanying balance sheets of Forecross Corporation as of September 30, 1999 and 1998, and the related statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended September 30, 1999. We have also audited the Schedule listed in the accompanying index. These financial statements and the Schedule are the responsibility of Forecross Corporation's management. Our responsibility is to express an opinion on these financial statements and the Schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the Schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and the Schedule. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forecross Corporation at September 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999 in conformity with generally accepted accounting principles.

Also, in our opinion, the Schedule presents fairly in all material respects the information set forth herein.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained recurring losses from operations and has net capital deficiencies and negative working capital at September 30, 1999. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans as to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


         /s/  BDO  SEIDMAN,  LLP
         BDO  SEIDMAN,  LLP
         San  Francisco,  California

    December  14,  1999

                                         FORECROSS  CORPORATION

                                           BALANCE  SHEETS


                                                                      September 31,
                                                               ---------------------------     June 30,
                                                                   1999           1998          2000
                                                               -------------  ------------  -------------
                                                                                             (Unaudited)
ASSETS
Current assets:
Cash                                                           $      2,740   $    98,249   $     85,274
Accounts receivable, including unbilled receivables of
  77,384, $489,808 and $26,295, net of allowances of $45,000,
  136,650 and $20,000 (Note 3)                                      375,893     1,170,117        522,859
Other current assets                                                 45,070        49,628         29,324
                                                               -------------  ------------  -------------
    Total current assets                                            423,703     1,317,994        637,457
Equipment and furniture, net (Notes 2, 4 and 5)                     277,532       568,235        110,861
Notes receivable from others                                         68,707        67,131         71,511
Other assets                                                         42,365        42,359         42,365
                                                               -------------  ------------  -------------
    Total assets                                               $    812,307   $ 1,995,719   $    862,149
                                                               =============  ============  =============

                                  LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable                                               $    631,479   $   224,991   $    191,517
Accrued compensation and related benefits (Note 11)                 682,533       235,135        524,576
Accrued liabilities                                                 158,090        73,301         92,107
Accrued commissions and distributors' fees (Note 4)               1,514,650     1,228,375         41,366
Payable to factor (Note 6)                                          861,427       467,734        225,098
Accrued warranty costs (Note 2)                                     184,828       205,975         20,338
Capital lease obligations due within one year                        23,215        20,103         23,721
Deferred revenue (Notes 2 and 4)                                    684,652       598,193        644,490
                                                               -------------  ------------  -------------
    Total current liabilities                                     4,740,874     3,053,807      1,763,213
Deferred revenue, less current portion (Notes 2 and 4)              980,418     1,545,417        556,668
Notes payable to officers, net (Note 4)                             750,176       631,392              -
Capital lease obligations, less current portion                      19,716        41,667          3,189
                                                               -------------  ------------  -------------
    Total liabilities                                             6,491,184     5,272,283      2,323,070
                                                               -------------  ------------  -------------
Commitments and contingencies (Notes 2, 11 and 12)
Shareholders' deficit (Notes 8, 9 and 10):

Common stock, no par value; authorized 20,000,000 shares;
  issued and outstanding 12,191,944, 11,763,612
  and 15,053,380                                                  5,044,582     4,715,515      9,677,253
Additional paid in capital                                                -             -        981,000
Accumulated deficit                                             (10,723,459)   (7,992,079)   (12,119,174)
                                                               -------------  ------------  -------------
Total shareholders' deficit                                      (5,678,877)   (3,276,564)    (1,460,921)
                                                               -------------  ------------  -------------
    Total liabilities and shareholders' deficit                $    812,307   $ 1,995,719   $    862,149
                                                               =============  ============  =============

               The accompanying notes are an integral part of these financial statements.

                                          FORECROSS  CORPORATION

                                        STATEMENTS  OF  OPERATIONS


                                                   For the Years Ended             For the Nine Months Ended
                                                       September 30,                      June 30,
                                        ----------------------------------------  --------------------------
                                            1999          1998          1997          2000          1999
                                        ------------  ------------  ------------  ------------  ------------
                                                                                   (Unaudited)   (Unaudited)
Net revenues (Notes 2, 3 and 4):
Services and maintenance                $ 2,915,347   $ 6,623,752   $ 4,930,456   $ 2,514,541   $ 2,214,903
Software licenses and distributorship
  fees-related parties                      545,004       545,000       844,582       408,747       408,753
                                        ------------  ------------  ------------  ------------  ------------
Total net revenues                        3,460,351     7,168,752     5,775,038     2,923,288     2,623,656
Cost of services and maintenance,
  including fees to related parties of
  $166,000, $364,000, $213,000,$ 18,000
  and $107,000 (Notes 2 and 4)            2,745,733     4,419,347     3,366,608       971,000     1,899,400
                                        ------------  ------------  ------------  ------------  ------------
Gross margin                                714,618     2,749,405     2,408,430     1,952,288       724,256
                                        ------------  ------------  ------------  ------------  ------------
Operating expenses:
Sales and marketing, including
  fees to related parties of $497,000,
  $1,037,000, 640,000, $55,000 and
  $333,000 (Note 4)                       1,047,300     1,838,126     1,490,479       523,800       766,899

Research and development                    728,239     1,520,709     1,006,768       728,472       574,684
General and administrative                1,116,528     1,413,312       887,039     1,819,010       863,041
                                        ------------  ------------  ------------  ------------  ------------
Total operating expenses                  2,892,067     4,772,147     3,384,286     3,071,282     2,204,624
                                        ------------  ------------  ------------  ------------  ------------
Loss from operations                     (2,177,449)   (2,022,742)     (975,856)   (1,118,994)   (1,480,368)
Interest and other expense, net            (553,131)     (305,110)      (68,855)     (275,921)     (397,388)
                                        ------------  ------------  ------------  ------------  ------------
Loss before provision for income taxes   (2,730,580)   (2,327,852)   (1,044,711)   (1,394,915)   (1,877,756)

Provision for income taxes  (Note 7)           (800)         (800)         (800)         (800)         (800)
                                        ------------  ------------  ------------  ------------  ------------

      Net loss                          $(2,731,380)  $(2,328,652)  $(1,045,511)  $(1,395,715)  $(1,878,556)
                                        ============  ============  ============  ============  ============
Net loss per share-basic  and diluted   $     (0.23)  $     (0.20)  $     (0.09)  $     (0.10)  $     (0.16)
                                        ============  ============  ============  ============  ============
Weighted Average Shares used in
  computing per share data               12,060,919    11,761,920    11,681,035    13,620,528    12,021,611
                                        ============  ============  ============  ============  ============

                   The accompanying notes are an integral part of these financial statements.

                                                   FORECROSS  CORPORATION

                                         STATEMENTS  OF  SHAREHOLDERS'  DEFICIT


                                                                   Notes      Additional
                                                                 Receivable      Paid
                                              Common Stock          From          in       Accumulated      Total
                                          Shares      Amount     Shareholders   Capital      Deficit       Deficit
                                        ----------  ----------  --------------  --------  -------------  ------------
Balances at October 1, 1996             11,455,612  $3,505,240  $      (7,973)  $      -  $ (4,617,916)  $(1,120,649)
Issuance of common stock for
  cash, net of stock issuance costs
  of $5,275 (Note 8)                       282,000   1,122,725              -          -             -     1,122,725
Issuance of common stock upon-
  exercise of options (Note 10)             14,000      39,550              -          -             -        39,550
Payments received from
shareholders (Note 9)                            -           -          7,973          -             -         7,973
Net loss                                         -           -              -          -    (1,045,511)   (1,045,511)
                                        ----------  ----------  --------------  --------  -------------  ------------
Balances at September 30, 1997          11,751,612   4,667,515              -          -    (5,663,427)     (995,912)
Issuance of common stock upon
  exercise of warrants (Note 8)             12,000      48,000              -          -             -        48,000
Net loss                                         -           -              -          -    (2,328,652)   (2,328,652)
                                        ----------  ----------  --------------  --------  -------------  ------------
Balances at September 30, 1998          11,763,612   4,715,515              -          -    (7,992,079)   (3,276,564)
Issuance of common stock to
  warrant holders (Note 8)                  10,000      11,250              -          -             -        11,250
Warrants extended (Note 8)                       -      27,000              -          -             -        27,000
Issuance of common stock for cash,
  net of stock issuance costs of
  22,933 (Note 8)                          418,332     290,817              -          -             -       290,817
Net loss                                         -           -              -          -    (2,731,380)   (2,731,380)
                                        ----------  ----------  --------------  --------  -------------  ------------
Balances at September 30, 1999          12,191,944   5,017,582              -     27,000   (10,723,459)   (5,678,877)
  Issuance of common stock for cash,
   net of stock issuance costs of
  18,626 (Note 8) (unaudited)            1,175,000     216,374              -          -             -       216,374
Issuance of common stock for
cash (Note 8) (unaudited)                  613,530   1,595,901              -          -             -     1,595,901
  Issuance of common stock for
  debt conversion (Note 8) (unaudited)   1,063,006   2,827,596              -          -             -     2,827,596
Warrants issued (Note 8) (unaudited)             -           -              -    954,000             -       954,000
Exercis of employee stock options            9,900      19,800              -          -             -        19,800
Net loss (unaudited)                             -           -              -          -    (1,365,950)   (1,395,715)
                                        ----------  ----------  --------------  --------  -------------  ------------
Balances at June 30, 2000 (uaudited)    15,053,380  $9,677,253  $           -   $981,000  $(12,119,174)  $(1,460,921)
                                        ==========  ==========  ==============  ========  =============  ============

                    The accompanying notes are an integral part of these financial statements.

                                            FORECROSS  CORPORATION
                                         STATEMENTS  OF  CASH  FLOWS

                                                          For the Years Ended          For the Nine Months Ended
                                                             September 30,                      June 30,
                                             ----------------------------------------  --------------------------
                                                 1999          1998          1997          2000          1999
                                             ------------  ------------  ------------  ------------  ------------
Increase (decrease) in cash                                                             (Unaudited)   (Unaudited)
  resulting from:
Cash flows from operating activities:
Net loss                                     $(2,731,380)  $(2,328,652)  $(1,045,511)  $(1,395,715)  $(1,878,556)
Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities -
Provision for uncollectible amounts              (65,001)      124,952       300,000       (25,000)     (116,650)
Value of common stock issued and value
  assigned to extension of warrant term           38,250             -             -             -        38,250
Non-cash compensation expense related
  to Private Placement                                 -             -             -       954,000             -
Depreciation and amortization                    290,703       277,938       115,873       174,048       225,766
Changes in operating assets and
  liabilities -
Accounts receivable                              859,225       529,611    (2,020,177)     (121,966)      803,943
Other assets and accrued interest on notes
  receivable from officers                           594       175,191      (148,552)       12,942        16,999
Accounts payable and accrued liabilities         907,785       939,270       471,082      (317,374)      543,491
Deferred compensation                            416,972             -      (156,834)      144,387             -
Deferred revenue                                (478,540)     (723,036)    2,713,193      (463,912)     (365,325)
                                             ------------  ------------  ------------  ------------  ------------
Net cash provided by (used in)
  operating activities                          (761,392)   (1,004,726)      229,074    (1,038,590)     (732,082)
                                             ------------  ------------  ------------  ------------  ------------
Cash provided by (used in)
  investing activities:
Purchase of equipment and furniture                    -      (234,423)     (577,076)            -             -
Loans to officers                                      -             -       (35,000)            -             -
Fixed asset acquisition                                -             -             -        (7,332)            -
Payments received on loans to officers                 -             -        35,000             -             -
Loans to key employees                                 -             -       (62,057)            -             -
Payments received on loans to
  key employees                                      250           700           450             -           250
                                             ------------  ------------  ------------  ------------  ------------
Net cash provided by (used in)
investing activities                                 250      (233,723)     (638,683)       (7,332)          250
                                             ------------  ------------  ------------  ------------  ------------
Cash flows from financing activities:
Proceeds from factoring of
  accounts receivable                          3,916,279     4,714,085       785,200     1,152,760     3,070,250
Repayment of borrowings under
  factoring arrangement                       (3,522,586)   (4,246,351)     (905,200)   (1,789,089)   (2,672,366)
Borrowings under notes payable
  to officers                                    192,000       575,000             -             -       180,000
Repayment of notes payable to officers          (192,038)            -        (6,800)      (51,269)     (199,713)
Repayment of capitalized leases                  (18,839)      (29,279)            -       (16,021)      (16,164)
Repayment of notes payable                             -             -      (458,023)            -             -
Net proceeds from issuance of
  common shares                                  290,817        48,000     1,162,275     1,832,075       290,817
Payments received from shareholders                    -             -         7,973             -             -
                                             ------------  ------------  ------------  ------------  ------------
Net cash provided by financing activities        665,633     1,061,455       585,425     1,128,456       652,824
                                             ------------  ------------  ------------  ------------  ------------
Net increase (decrease) in cash                  (95,509)     (176,994)      175,816        82,534       (79,008)
Cash at beginning of period                       98,249       275,243        99,427         2,740        98,249
                                             ------------  ------------  ------------  ------------  ------------
Cash at end of period                        $     2,740   $    98,249   $   275,243   $    85,274   $    19,241
                                             ============  ============  ============  ============  ============

                 The accompanying notes are an integral part of these financial statements.

                              FORECROSS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

             (INFORMATION AS OF JUNE 30,2000 AND FOR THE NINE MONTH
               PERIOD ENEDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

1.     OPERATIONS:

     Forecross Corporation ("Forecross" or the "Company") is a publicly held California corporation whose common stock is traded on the Over-the-Counter/Bulletin Board market. Prior to October 28, 1998, the Company's common stock had been traded on the Vancouver Stock Exchange. The Company provides comprehensive automated conversion solutions for migrating existing software applications to new computing platforms, including downsized and client server environments. In addition, during fiscal 1996, the Company introduced its Assess/2000 and Complete/2000 automated conversion software products and related services and methodologies, which address the year 2000 problem. The year 2000 problem arose because many existing computer programs used only two digits to identify a year in the date field. These programs were designed and developed before the impact of the change in the century was fully appreciated by their developers. If not corrected, many computer applications would have failed or created erroneous results. Forecross year 2000 software products assisted in identifying, analyzing and correcting these problems in a highly automated manner. The Company's migration services and software products have been designed to meet the specialized requirements of management information systems departments of medium-sized to large commercial and governmental organizations. Forecross also licensed its Assess/2000 software product for use by customers and distributors (Note 4). The Company's customers include banks and other industrial and commercial corporations in Canada, the United States and Europe.

     BASIS  OF  PRESENTATION  AND  GOING  CONCERN:

     Through June 30, 2000, the Company had sustained recurring losses from operations and, at June 30, 2000, had a net capital deficiency and a net working capital deficiency. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. During the remainder of fiscal 2000, the Company expects to meet its working capital and other cash requirements with cash derived from operations, short-term receivables and other financing as required, and software license fees from organizations desiring access to the Company's various product offerings. The Company's continued existence is dependent upon its ability to achieve and maintain profitable operations by controlling expenses and obtaining additional business. Management believes that the combination of increased automation of its migration services, the creation and marketing of new products which utilize technology developed for year 2000 renovation, continued cost control, and the early signs of renewed customer interest in migration projects should improve the Company's profitability in fiscal 2000. However, there can be no assurance that the Company's efforts to achieve and maintain profitable operations will be successful. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     INTERIM RESULTS:

     The interim financial information as of June 30,2000 and for the nine month periods ended June 30, 2000 and 1999 is unaudited, but in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The interim period results are not necessarily indicative of the results for a full fiscal year.

     DEPENDENCE  ON  YEAR  2000  REVENUES:

     The Company's revenue in fiscal 1999 and 1998 and the first quarter of fiscal 2000 resulted in large part from demand for Assess/2000 and Complete/2000 services and licenses. After January 1, 2000, this source of revenue declined dramatically. For the three months ended June 30, 2000, Year 2000 services and related revenue was 14% of the total revenue, as compared to 95% for the three months ended June 30, 1999. Year 2000 services and related revenue was 51% of total revenue for the nine months ended June 30, 2000 as compared to 85% for the nine months ended June 30, 1999. While we will continue to amortize approximately $140K per quarter in revenue for product license fees, distributor fees, and maintenance fees previously paid by our year 2000 distributors, we do not anticipate receiving any material revenue generated from year 2000 contracts in the future.

     Over the past 2 years, the Company experienced a decline in its core migration services business which corresponded with the increase of year 2000 business. The Company considers this a temporary development which is expected to reverse with the resolution of the year 2000 issue. It is the Company's strategy to leverage customer relationships and knowledge of customer application systems derived from its year 2000 services solutions to continue to grow its migration and other products and services beyond the year 2000 market. The Company has observed some early indications of renewed customer interest in migration projects, however, there can be no assurance that the Company will be successful in obtaining such projects or that the Company's strategy will be successful. Should the Company be unable to market other products and services as demand in the year 2000 market ends, whether as a result of competition, technological change or other factors, the Company's business, results of operations and financial condition will be materially and adversely affected.

     The Company markets its products and services to customers for managing the maintenance and redevelopment of mission-critical computer software systems. The Company's agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product and service liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's customer agreements may not be effective as a result of existing or future federal, state, local or foreign laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any material product or service liability claims to date, for either its migration or year 2000 services, the ongoing sale and support of its products and services may entail the risk of such claims, which could be substantial in light of the use of its products and services in mission-critical applications. A successful product or service liability claim brought against the Company could have a materially adverse effect upon the Company's business, operating results and financial condition.

2.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:

USE  OF  ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures; contingent assets and liabilities at the date of the financial statements; and, the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates. The most significant estimates subject to future uncertainties are those relating to calculations of percentage of completion for projects in process and estimates of warranty liability. It is at least reasonably possible that the significant estimates used will change within a year.

CASH:

     Forecross maintains its cash balances with one financial institution. At times, such balances may be in excess of the FDIC insurance limit.

EQUIPMENT  AND  FURNITURE:

     Equipment and furniture are recorded at cost. Depreciation and amortization is calculated using the straight-line method over the assets' estimated useful lives, which range from three to five years. Leasehold improvements are amortized over the shorter of useful life or life of the lease, generally five years.

CAPITALIZED  SOFTWARE  COSTS:

     Costs incurred internally in creating computer software products to be sold, leased, or otherwise marketed are charged to expense when incurred as research as development until technological feasibility has been established for the product. Thereafter, the Company capitalizes such costs until the product is available for general release to customers and amortized based on either estimated current and future revenue for each product or straight-line amortization over the remaining estimated life of the product, whichever produces the higher expense for the period. Purchased computer software to be sold, leased, or otherwise marketed is treated the same if it has no alternative future use, or, if it has an alternative future use, it is capitalized when acquired and amortized over its estimated useful life. No costs have been capitalized for internally developed software products because the amount of development costs eligible for capitalization was not significant.
Non-capitalizeable development and marketing costs related to the software licenses are included in research and development expense or sales and marketing expense, as discussed in "Net Revenues and Cost of Services and Maintenance" below.

     The Company has capitalized certain purchased software technology rights (see Note 4) which can be used both in connection with its internally developed software products and in alternative standalone applications. Accordingly, these rights are included with other purchased software in fixed assets, and are being amortized over their estimated useful life of three years. Amortization of these purchased software technology rights was $50,000 in each of the years ended September 30, 1999, 1998 and 1997.

LONG-LIVED  ASSETS:

     Long-lived assets are assessed for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, or whenever management has committed to a plan to dispose of the assets. Such assets are carried at the lower of book value or fair value as estimated by management based on appraisals, current market value, and comparable sales value, as appropriate. Assets to be held and used affected by such impairment loss are depreciated or amortized at their new carrying amount over the remaining estimated life; assets to be sold or otherwise disposed of are not subject to further depreciation or amortization. In determining whether an impairment exists, Forecross uses undiscounted future cash flows compared to the carrying value of the asset.

NET  REVENUES  AND  COST  OF  SERVICES  AND  MAINTENANCE:

     The Company's migration projects have ranged from six to eighteen months in duration. Its year 2000 projects have ranged from two to eighteen months in duration. Revenues for migration services and year 2000 assessment or renovation projects are recognized using the percentage of completion method in the ratio that actual costs incurred to date bear to total estimated costs at completion. Provisions for estimated losses on uncompleted contracts are recognized in the period in which the likelihood of such losses is determined. Reserves provided for estimated adjustments of contract revenues are included as reductions of gross revenues. Cost of revenues is primarily comprised of subcontractors' fees and salaries and benefits of employees assigned to the contracts, and distributors' fees. Subcontractors' fees, salaries and benefits are allocated based on the amount of time devoted to each contract by the subcontractors and employees; distributors' fees are accrued based on revenues earned for specific projects for which the distributors provide services. Billings are issued based upon specific contractual terms which may or may not relate to the percentage of completion for the respective contracts. Unbilled receivables represent revenue recognized in excess of amounts billed. Amounts for billings in excess of revenue recognized are included in deferred revenue.

     Forecross has authorized several exclusive distributor agreements for specified areas for its Complete/2000 automated conversion software products and related services and methodologies. Under the agreements, the distributor retains exclusive rights for the territory for a specified period. Once collectibility of the distributor and license fees is reasonably assured, and if there are no significant post-delivery obligations, the Company recognizes the fees associated with the exclusivity and the software license ratably over the contractual term (including renewals), generally five years, commencing with the date of the respective signing of the agreements. Costs associated with the licenses for Assess/2000 have been included in research and development expense as such costs did not qualify for capitalization. Costs associated with the marketing and negotiation of distributor customer proposals and/or sales contracts have been included in sales and marketing expense. Revenues for technical and sales training, maintenance and support are recognized ratably over the term of the support period.

RESEARCH  AND  DEVELOPMENT  EXPENSE:

     Research and development costs are expensed as incurred. In prior years, certain research and development projects have been funded in part by customers. In such cases, the Company retains ownership of the resulting products, which are developed for resale to multiple customers; both the initial and subsequent customers acquire licenses to use the developed products. During the three years ended September 30, 1999, and during the nine months ended June 30, 2000, there were no such customer funded research and development projects.

WARRANTY  EXPENSE:

     Forecross provides a reserve for warranty costs based upon estimates of such related costs and expenses. The reserve is accrued ratably as revenues are earned. The accrued warranty reserve is amortized over the related warranty period for the respective contract, typically a period of three to six months for application migration and year 2000 projects. Amortization for year 2000 renovation projects commenced as of January 1, 2000.

INCOME  TAXES:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The provision for income tax expense is the tax payable for the period plus the change during the period in deferred tax assets and liabilities.

NET  LOSS  PER  SHARE:

     Basic earnings per share is computed by dividing income or loss available to common shareholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Due to the losses, there were no includable equivalents in any period presented.

     Securities outstanding at June 30, 2000, the future potential dilutive effect of which would be dependent upon the exercise price of the securities and the market price of the Company's common stock at that time, include warrants to purchase 1,073,268 shares of common stock and options to purchase 1,117,100 shares of common stock. See Note 8 "Common Stock" and Note 10 "Stock Option Plan" for details on these securities.

STOCK-BASED  COMPENSATION:

     Effective October 1, 1996, Forecross adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which requires pro forma disclosure of net income and earnings per share as if the SFAS No. 123 fair value method had been applied. The Company continues to apply the provisions of Accounting Principles Board
(APB) Opinion No. 25, Accounting for Stock Issued to Employees, for the preparation of our basic financial statements.

FINANCIAL  INSTRUMENTS:

     At September 30, 1999 and 1998, the Company's financial instruments consist of cash, and accounts and notes receivable. The carrying value of cash and accounts receivable approximate fair value based upon the liquidity and short-term nature of the assets. The carrying value of notes receivable substantially approximate fair value based upon current market interest rates, the short-term maturity of certain of the notes and relative amounts owed. The fair value of the notes payable to officers cannot currently be determined, as similar borrowing sources and terms are unavailable. The carrying value of capitalized leases approximates fair value at September 30, 1999, since the leases were entered into during fiscal 1998 at rates which approximate the rates at September 30, 1999.

RECLASSIFICATIONS:

     Certain prior-period amounts have been reclassified to conform to current period presentation.

OTHER  RECENTLY  ISSUED  ACCOUNTING  STATEMENTS:

     During 1997, the Financial Accounting Standards Board (FASB) released SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 established standards for reporting and display of comprehensive income and its components in an entity's financial statements. The objective of SFAS No. 130 is to report a measure of all changes in the equity of an enterprise that result from transactions and other economic events of the period. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS No. 130 does not address issues of recognition or measurement for comprehensive income and its components. Therefore, it had no impact on the Company's financial condition or results of operation upon adoption as of October 1, 1998 for the Company's year ending September 30, 1999.

     In 1997, the American Institute of Certified Public Accountants released Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides revised guidance for recognizing revenue on certain software transactions. There was no significant effect upon adoption as of October 1, 1998.

     In 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 established standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements to the public. It also established standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates under one business segment and, accordingly, there was no significant effect upon adoption as of October 1, 1998.

     In 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 revised employers' disclosures about pensions and other postretirement benefits. It did not change the measurement of recognition of those plans, and, accordingly, had no effect on results of operations and financial position upon adoption by the Company as of October 1, 1998.

     In  1998,  the  FASB  issued  SFAS  No.  133,  Accounting  for  Derivative
Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 as amended is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

     Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of this new standard for its fiscal year beginning October 1, 2000 to affect its financial statements.

3.     CONCENTRATIONS  OF  CREDIT  RISK  AND  FOREIGN  SALES:

     The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable as the majority of our customers are large, well-established companies. Four customers accounted for approximately 30%, 18%, 16% and 13% of the accounts receivable balance at September 30, 1999, and four customers accounted for approximately 30%, 17%, 14% and 12% at September 30, 1998. Additionally, five customers, including revenues from the Company's Distributors treated as resulting from one customer (see Note
4), accounted for approximately 16%, 16%, 12%, 11% and 11% of total revenues for the fiscal year ended September 30, 1999. Three customers, including revenues from the Company's Distributors treated as resulting from one customer (see Note
4) accounted for 40%, 12% and 10% of total revenues for the fiscal year ended September 30, 1998. Four customers, including revenues from the Company's Distributors treated as resulting from one customer (see Note 4), accounted for 17%, 15%, 11% and 10% of total revenues for the fiscal year ended September 30, 1997. Net revenues from Canadian and European customers were as follows:

3.     CONCENTRATIONS  OF  CREDIT  RISK  AND  FOREIGN  SALES:

     The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable as the majority of our customers are large, well-established companies. Four customers accounted for approximately 30%, 18%, 16% and 13% of the accounts receivable balance at September 30, 1999, and four customers accounted for approximately 30%, 17%, 14% and 12% at September 30, 1998. Additionally, five customers, including revenues from the Company's Distributors treated as resulting from one customer (see Note
4), accounted for approximately 16%, 16%, 12%, 11% and 11% of total revenues for the fiscal year ended September 30, 1999. Three customers, including revenues from the Company's Distributors treated as resulting from one customer (see Note
4) accounted for 40%, 12% and 10% of total revenues for the fiscal year ended September 30, 1998. Four customers, including revenues from the Company's Distributors treated as resulting from one customer (see Note 4), accounted for 17%, 15%, 11% and 10% of total revenues for the fiscal year ended September 30, 1997. Net revenues from Canadian and European customers were as follows:


                              For the Years Ended September 30,
                     --------------------------------------------------
                          1999              1998               1997
                     ---------------  ----------------  ---------------
             Canada        2%                2%                 9%
             Europe        0%                1%                 1%


4.     RELATED  PARTY  TRANSACTIONS:

     Forecross has certain transactions with related parties in the ordinary course of business as set forth below.

     NOTES  RECEIVABLE  AND  PAYABLE:

     Notes  receivable  from  and  payable to officers consist of the following:

                                                                             September 30,
                                                                         ----------------------
                                                                            1999        1998
                                                                         ----------  ----------
          5.7 to 10% Uncollateralized notes receivable from
          Senior Vice President, due in varying amounts
          through September 30, 1999                                     $  37,013   $  37,013
          Accrued interest receivable                                        4,264       2,132
                                                                         ----------  ----------
          Total receivable from officers                                    41,277      39,145
                                                                         ----------  ----------
          24% Uncollateralized notes payable to president,
          due December 30, 1999                                           (262,536)   (350,000)
          24% Uncollateralized notes payable to senior vice president,
          due February 28, 2000                                           (120,426)   (225,000)
          24% Uncollateralized notes payable to senior vice president,
          due June 30, 2001                                               (135,000)          -
          24% Uncollateralized notes payable to senior vice president,
          due July 31, 2001                                                (57,000)          -
          Accrued interest payable                                        (216,491)    (95,537)
                                                                         ----------  ----------
          Total payable to officers (1)                                   (791,453)   (670,537)
                                                                         ----------  ----------
          Notes payable to officers, net                                 $(750,176)  $(631,392)
                                                                         ==========  ==========

          (1)     All  net  notes  payable  to  officers  were  classified as long-term, as the noteholders  have committed to extend them to at least October 1, 2000, and have been subsequently converted to equity in the Company's March 2000 private placement.  (See
          Note  8).

SOFTWARE  LICENSES  AND  DISTRIBUTORSHIPS:

     The Company has entered into agreements with several entities (the "Distributors") for licenses and distribution arrangements for its year 2000 software products, Assess/2000 and Complete/2000 , and related services. The Distributors are related to each other through some common ownership and management; a shareholder of the Company who owns less than 1% of its outstanding securities and is not an officer or director of Forecross, is a founding investor and officer of each of the other entities.

     At least one other shareholder of Forecross, who owns less than 5% of its outstanding securities and is not an officer or director of Forecross, is also an investor in at least one of the Distributors. As of September 30, 1996, this shareholder pledged 150,000 shares of Company stock as collateral for $800,000 due under the terms of the first of the contracts; the entire amount was collected in January 1997.

     Under the distributorship agreements, the Distributors receive territorially exclusive rights to market year 2000 renovation projects to be performed by Forecross using the Complete/2000 software, and year 2000 assessment projects to be performed either by Forecross or the Distributor using the Assess/2000 software. In exchange for sales and marketing services and support, customer contact, project management services and staffing for a portion of the on-site work, the Distributor generally receives a fee equal to 25% of collected revenues. Forecross allocates those fees 25% to cost of services and maintenance, and 75% to sales and marketing expense. The exclusivity rights under these contracts are generally for an initial one-year period, but are renewable for up to four additional years based on certain performance conditions. The Distributors generally have separate agreements for license rights for unlimited usage of the Assess/2000 product. In the case of one contract, fees payable are 50% of collected revenues until $1,500,000 has been received by the Distributor, and 25% of revenue collected thereafter. During fiscal 1998, the $1,500,000 amount was earned, with all subsequent fees to be earned at the 25% rate.

     The licensing and distributorship fees received from the Distributors, totaling $3,125,000 and $200,000 in 1997 and 1996, respectively, have generally been deferred and recognized over a five year period commencing with the signing of the respective agreements. Of these amounts, approximately $1,002,000, $1,410,000 and $1,955,000 is deferred at June 30, 2000, September 30, 1999 and
September 30, 1998, respectively. Additional fees of approximately $672,000 for training programs, annual software maintenance, and customer support were received in 1997; of this amount, approximately $120,000, $135,000 and $155,000 is deferred at June 30, 2000, September 30, 1999 and September 30, 1998, respectively. The year 2000 project fee expenses related to the Distributor contracts, included in cost of revenues in the accompanying statements of operations, were approximately $18,000, $166,000, $346,000, and $213,000 for the nine months ended June 30, 2000 and the years ended September 30, 1999, 1998 and 1997, respectively. The year 2000 expenses related to the Distributor contracts, included in sales and marketing expenses, were approximately $55,000, $497,000, $1,037,000 and $640,000 for the nine months ended June 30, 2000 and the  years  ended  September  30,  1999,  1998  and  1997,  respectively.

     PURCHASED  SOFTWARE:

     During the year ended September 30, 1997, Forecross commissioned and purchased a $150,000 data analysis module for use with its year 2000 software products. The software developer is an entity owned in part by the senior vice president, another employee of the Company, and another shareholder.

5.     EQUIPMENT  AND  FURNITURE:

       Equipment  and  furniture  are  comprised  of  the  following:

                                                         September 30,
                                                   -------------------------
                                                      1999         1998
                                                   -----------  ------------
        Computer equipment and software            $  852,137   $  852,137
        Furniture and equipment                       310,890      310,890
        Leasehold improvements                         77,177       77,177
                                                  -----------  ------------
                                                    1,240,144    1,240,144
        Accumulated depreciation and amortization    (962,612)    (671,909)
                                                   -----------  ------------
                                                   $  277,532   $  568,235
                                                   ===========  ============

6.     PAYABLE  TO  FACTOR:

     In October 1995, Forecross entered into a recourse factoring agreement with a financial organization in which it is able to obtain financing of up to 80% of purchased trade accounts receivable, with a maximum available limit of
$1,250,000. In addition to an administrative fee of 1% of each invoice financed, the Company will incur interest at the rate of 2% per month on the outstanding gross amount of the receivables financed. The Company's obligations under this agreement have been personally guaranteed by its president and senior vice president, who are significant shareholders. At June 30, 2000, September 30, 1999 and September 30, 1998, the Company's outstanding indebtedness under the agreement was $225,000, $861,000 and $468,000, respectively. The agreement may be terminated by either the factor or Forecross at any time.

7.     INCOME  TAXES:

     The components of the provision for income taxes are summarized as follows:


                                  For the Years Ended September 30,
                                  ----------  ---------  ----------
                                     1999        1998       1997
                                  ----------  ---------  ----------
Current:
State                              $  800     $   800    $   800
Foreign                                 -           -          -
                                  ----------  ---------  ----------
Total provision for income taxes   $  800     $   800    $   800
                                  ==========  =========  ==========

The effective income tax rate differs from the statutory federal income tax rate primarily due to the full valuation allowance against our deferred tax assets arising from our net operating losses. Significant components of our net deferred tax balances are as follows:

                                                    September 30,
                                             --------------------------
                                                 1999          1998
                                             ------------  ------------
         Deferred tax assets (liabilities):
         Accrual vs. cash basis adjustment.  $   141,000   $   189,000
         Deferred revenues. . . . . . . . .      713,000       925,000
         Deferred compensation. . . . . . .      153,000             -
         Net operating loss carryforwards .    2,537,000     1,793,000
         State taxes and other. . . . . . .       39,000       (25,000)
         Total deferred tax assets. . . . .    3,583,000     2,882,000
         Valuation allowance. . . . . . . .   (3,583,000)   (2,882,000)
                                             ------------  ------------
         Net deferred tax assets. . . . . .  $         -   $         -
                                             ============  ============

     Effective September 30, 1999, the Company changed from the cash basis method to the accrual method for income tax purposes. Certain amounts will be amortized into income over a four year period. Since the Company could not determine it was more likely than not that the deferred tax assets would be realized, a 100% valuation allowance has been provided to eliminate the deferred tax assets at September 30, 1999 and 1998. The increase (decrease) in the valuation allowance was $701,000, ($778,000) and ($552,000) in the years ended September 30, 1999, 1998 and 1997, respectively.

     At September 30, 1999, the Company has net operating loss carryforwards for federal and California state income tax purposes of approximately $6,618,000 and $3,239,000, respectively. These carryforwards expire in varying amounts through 2013. Pursuant to the provisions of the Tax Reform Act of 1986, utilization of these net operating loss carryforwards may be subject to an annual limitation due to any greater than 50% change in the ownership of the Company within a three-year period.

8.     COMMON  STOCK:

     In connection with a May 1995 private placement in which 735,000 shares of our common stock were sold, the Company issued 735,000 warrants to purchase additional shares of common stock at $0.40 and $0.60 per share if exercised prior to August 31, 1995 and November 30, 1995, respectively. In August 1995, warrants were exercised to purchase 183,750 shares at $0.40 per share. Warrants to purchase the remaining 551,250 shares of common stock at $0.60 per share were exercised in November 1995.

     In December 1996, Forecross sold 282,000 shares of common stock in a private placement resulting in proceeds of $1,128,000, and incurred $5,275 of costs related to this sale. In connection with the sale, the investors received nontransferable warrants to purchase an additional 282,000 shares of common stock. The warrants are exercisable for a period of two years, at a price of

$4.00 per share during the first year and at $4.60 per share during the second year. During the year ended September 30, 1998, warrants to purchase 12,000 shares of common stock were exercised, resulting in proceeds of $48,000. No warrants were exercised during 1999.

     In December 1998, the Company extended the expiration date of 270,000 warrants, scheduled to expire in December 1998, to a new expiration date of December 31, 1999. The value assigned to the warrant extension was $0.10 per warrant. Also, in exchange for the surrender of certain demand registration rights that were held by the same warrant holders, the Company issued 10,000 shares of common stock. The market value of those shares at December 31, 1998 was $1.125 per share.

     In January 1999, the Company sold in a private placement 418,322 shares of common stock at $0.75 per share, resulting in gross proceeds of $313,750. In connection with the private placement, the Company issued to the placement agent, in lieu of cash, warrants to purchase 30,000 shares of common stock at $0.75 per share, which warrants expire in five years.

     In January 2000, the Company completed a private placement of 1,175,000 shares of common stock at $0.20 per share, resulting in gross proceeds of $235,000.

     In March 2000, the Company completed a second private placement of 613,530 shares at $2.66 per share, resulting in gross proceeds of $1,632,000. Additionally, 1,063,006 shares were issued to the Company's senior officers and employees, year 2000 distributors and a director, converting Company debt from loans, deferred payroll, travel expenses and year 2000 distributor revenue sharing, to equity at a conversion price of $2.66 per share. The total debt converted into equity was $2,827,596. With each share issued to investors in the second private placement and to those converting debt, the Company also issued a warrant to purchase one half share of stock at $2.66 per share at a future date for a total of 838,268 warrant shares. The warrants expire upon the earlier of three years, or 30 days after the 10-day trading average closing price of the Company's common stock equals or exceeds $7.98 per share (if a registration statement covering the underlying shares has been declared effective). In connection with the second private placement, the Company also issued to a finder warrants to purchase 200,000 shares of common stock at $2.66 per share which expire in three years. A total of $954,000 in non-cash compensation expense was recorded for the beneficial pricing effect to senior officers, employees, year 2000 distributors and a director.

     On February 7, 2000, the Company's board of directors approved the grant of options to purchase an aggregate of 151,800 shares of its common stock to various employees under its 1994 Stock Option Plan. These options are fully vested upon issuance and are exercisable at a price of $0.58 per share for a period of five years. In addition, on March 17, 2000, the Company's board of directors approved the grant of options to purchase 80,000 shares of its common stock to a member of its board of directors under its 1994 Stock Option Plan and the grant of options to purchase an aggregate of 258,900 shares of its common stock to various employees outside the 1994 Stock Option Plan. All of these options vest over various periods of up to four years, and are exercisable at a price of $3.25 per share for a period of five years

9.     RESTRICTED  STOCK  PURCHASE  PLAN:

     In June 1993, the Board of Directors approved the 1993 Restricted Stock Purchase Plan (the "Plan"). The Plan allows employees and consultants to purchase shares of the Company's common stock at a price not less than the fair value. The maximum aggregate number of shares which may be sold under the Plan is 1,000,000 shares of common stock. No shares were sold under the Plan in 1999, 1998 or 1997.

     Shares purchased under the Plan are subject to a right of repurchase by Forecross at the original purchase price upon the termination of the purchaser's employment or consulting relationship with the Company. The right to repurchase generally lapses at the rate of one-third (1/3) after one year from the date of purchase, and one-thirty-sixth (1/36) of the original number of shares purchased per month thereafter. At June 30, 2000, September 30, 1999 and 1998, no shares are subject to repurchase under this provision. No shares were repurchased during the years ended September 30, 1999, 1998 or 1997.

10.     STOCK  OPTION  PLAN:

     In April 1994, the Board of Directors approved the 1994 Stock Option Plan, in which employees and consultants may be granted incentive and non-statutory stock options. Depending on the employee's stock ownership percentage, incentive stock options are granted with exercise prices ranging from 100% to 110% of the fair value of stock at the date of grant. Depending on the employee's stock ownership percentage, non-statutory stock options are granted with exercise prices ranging from 85% to 110% of the fair value of stock at the date of grant. The maximum aggregate number of shares of common stock which may be optioned and sold under the plan is 950,500. The term of each option is that stated in each specific option agreement provided that the term does not exceed ten years from the date of grant (five years in the case of an optionee already owning common stock representing 10% or more of the voting power).

     Stock  option  activity  under  the  1994  Stock Option Plan is as follows:

                                                           Options Outstanding
                                              -----------------------------------------------
                                   Shares                                           Weighted
                                  Available    Number       Price                    Average
                                     For         of          Per       Aggregate    Exercise
                                    Grant      Shares       Share        Price        Price
                                 -----------  ---------  -----------  ------------  ---------
Balance, October 1, 1996. . . .     356,500    594,000   $ 1.43-4.75  $ 1,072,125   $    1.80
Granted during 1997 . . . . . .    (131,800)   131,800    9.70-19.00    1,809,010       13.73
Exercised during 1997 . . . . .           -    (14,000)    2.00-9.70      (39,500)       2.83
Canceled during 1997. . . . . .       8,500     (8,500)    2.00-4.75      (33,500)       3.94
                                 -----------  ---------  -----------  ------------  ---------
Balance, September 30, 1997 . .     233,200    703,300    1.43-19.00    2,808,085        3.99
Granted or repriced during 1998    (164,800)   164,800    8.02-11.50    1,663,996       10.10
Canceled during 1998. . . . . .     144,300   (144,300)   4.75-19.00   (1,915,710)      13.28
                                 -----------  ---------  -----------  ------------  ---------
Balance, September 30, 1998 . .     212,700    723,800    1.43-11.50    2,556,371        3.53
Canceled during 1999. . . . . .      53,500    (53,500)   4.75-11.50     (516,180)       9.65
                                 -----------  ---------  -----------  ------------  ---------

Balance, September 30, 1999 . .     266,200    670,300   $1.43-11.50  $ 2,040,191   $    3.04
                                 ==========  ==========  ===========  ===========  ==========


     The following table summarizes information with respect to stock options outstanding at September 30, 1999:

                Options Outstanding                                Options Exercisable
---------------------------------------------------------------  -------------------------
                                           Weighted
                             Number        Average                   Number
                           Outstanding    Remaining    Weighted    Exercisable   Weighted
                               at        Contractual    Average        at         Average
                          September 30,      Life      Exercise   September 30,  Exercise
Range of Exercise Price       1999         (Years)       Price        1999         Price
------------------------  -------------  ------------  ---------  -------------  ---------

1.43-2.00. . . . . . . .       517,500          1.40   $   1.45        517,500   $   1.45
4.75 . . . . . . . . . .        51,000          2.17       4.75         51,000       4.75
8.02-11.50 . . . . . . .       101,800          3.27      10.29         99,161      10.26
------------------------  -------------  ------------  ---------  -------------  ---------
1.43-11.50 . . . . . . .       670,300          1.75   $   3.04        667,661   $   3.01
                          =============  ============  =========  =============  =========

     In April 1998, at the request of the Board of Directors, the Vancouver Stock Exchange approved a repricing of the options then outstanding at $15.35 and $19.00 per share to $11.15 per share, which equaled the market price at the date of the repricing grant. Other terms of those options remain the same.

     In June 1998, at the request of the Board of Directors, the Vancouver Stock Exchange approved a repricing of the options then outstanding at $9.70 and $12.70 per share to $8.02 per share, which equaled the market price at the date of the repricing grant. Other terms of those options remain the same.

     Forecross applied APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for the stock option plan. Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the stock option plan been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss and net loss per share would have been the pro forma amounts indicated below:

                                                              Years Ended September 30,
                                                     ----------------------------------------
                                                         1999          1998          1997
                                                     ------------  ------------  ------------
Net loss. . . . . . . . . . . . . . .   As reported  $(2,731,380)  $(2,328,652)  $(1,045,511)
                                        Pro forma    $(2,771,871)  $(2,893,374)  $(2,043,097)

Net loss per share - basic and diluted  As reported  $     (0.23)  $     (0.20)  $     (0.09)
                                        Pro forma    $     (0.23)  $     (0.25)  $     (0.18)

     The fair value of the Company's stock option grants is amortized over the vesting period. The average fair values of options granted during the years ended September 30, 1998 and 1997 (including repriced options) were $2.35 and $10.09, respectively. There were no stock options granted in the year ended September 30, 1999. The fair value was estimated as of the date of grant using a modified Black-Scholes option pricing method based upon the following weighted average assumptions for 1998 and 1997:


                                     September 30,
                                    --------------
                                     1998    1997
                                    ------  ------

          Expected life (years)       2.1     2.5

          Expected volatility         116%    125%

          Risk free interest rate    5.60%   6.22%

     SEE ALSO NOTE 8 "COMMON STOCK" FOR TRANSACTIONS SUBSEQUENT TO SEPTEMBER 30, 1999.

11.     PROFIT  SHARING  AND  RETIREMENT  PLANS:

     The Company has a 401(k) profit sharing plan covering substantially all employees, and matches employee salary deferrals up to a maximum of 4% of the participant's eligible compensation. The Company's cost of the 401(k) profit sharing plan was $71,682, $73,499 and $66,670 in the fiscal years ended September 30, 1999, 1998 and 1997, respectively.

     The Company also has a Money Purchase Pension Plan (the "Pension Plan"). The Company was required to contribute 10% of total participant compensation through December 1992 and 6% of total participant compensation from January 1, 1993 through December 31, 1994. Effective January 1, 1995, contributions to the Pension Plan were discontinued as the Company now contributes to the 401(k) Plan as described above. There were no contributions to the Pension Plan during the fiscal years 1999, 1998 or 1997.

12.     LEASE  COMMITMENTS:

     The Company leases office space and equipment under operating leases. Rent expense under operating leases was $302,495, $354,684 and $184,344 in the fiscal years ended September 30, 1999, 1998 and 1997, respectively. As of September 30, 1999, future minimum lease payments under operating leases are as follows:

                  Years  Ending  September  30,
                          2000                      $  315,000
                          2001                         313,000
                          2002                          95,000
                                                    ----------
                                                    $  723,000
                                                   ===========

     Minimum payments to be received by the Company for the sublease of office space are $68,750, $68,750 and $17,190 for the years ended September 30, 2000, 2001 and 2002, respectively.

13.     SUPPLEMENTAL  DISCLOSURE  OF  CASH  FLOW  INFORMATION:

                                             Nine Months Ended
                 Years Ended September 30,        June 30,
               ---------------------------  -------------------
                 1999      1998      1977      2000      1999
               --------  --------  --------  --------  --------
Interest paid  $260,410  $220,053  $290,648  $173,274  $169,892

SUPPLEMENTAL  DISCLOSURE  OF  NON-CASH  INVESTING  AND  FINANCING  ACTIVITIES:

                                                                                 Nine  Months
                                                  Years Ended September 30,    Ended  June  30,
                                                  ---------------------------  -----------------
                                                    1999      1998     1997      2000     1999
                                                  --------  --------  -------  ---------  ------
      Outstanding travel advances converted
      to a note receivable from the
      Senior Vice President                       $      -  $      -  $37,013  $       -  $    -

      Writeoff of accounts receivable against
      accrued distributors' fees related thereto         -   288,302        -          -       -

      Acquisition of equipment and furniture
      through capital lease. . . . . . . . . . .         -    70,946        -          -       -

      Accrued interest on notes payable to
      officers . . . . . . . . . . . . . . . . .   120,954    90,405        -   [59,333]  86,835

      Value of common stock issued and
      assigned to extension of warrants in
      exchange for surrender of demand
      registration rights . . . . . . . . . . .     38,250         -        -          -  38,250

      Conversion of debt to equity . . . . . . .         -         -        -  2,827,596

14.     SUBSEQUENT EVENTS:

     In August 2000, we received a loan in the amount of $100,000 from an employee of the company. The loan is for a term of two years, is secured by the XML software technology developed and owned by Forecross, and accrues interest at a rate of 11.5% per year.

                                   SCHEDULE II

                              FORECROSS CORPORATION

                        VALUATION AND QUALIFYING ACCOUNTS


Allowances  Against  Receivables:

                                                        Additions    Deductions
                                                      -------------  -----------
                                           Balance,    Charges to
                                          Beginning    Revenues or   Write-Offs    Balance,
                                              of        Costs and    Charged to     End of
                                            Period    Expenses (1)     Reserve      Period
                                          ----------  -------------  -----------  ----------
Year Ended September 30,
1999 . . . . . . . . . . . . . . . . . .  $  136,650  $    (65,001)  $   26,649   $   45,000
1998 . . . . . . . . . . . . . . . . . .     300,340       124,952      288,642      136,650
1997 . . . . . . . . . . . . . . . . . .         340       300,000            -      300,340

Deferred Tax Asset Valuation Allowances:

Year Ended September 30,
1999 . . . . . . . . . . . . . . . . . .  $2,882,000  $          -   $ (701,000)* $3,583,000
1998 . . . . . . . . . . . . . . . . . .   2,104,000             -     (778,000)*  2,880,000
1997 . . . . . . . . . . . . . . . . . .   1,552,000             -     (552,000)*  2,104,000

*  offset  by  change  in  deferred  tax  asset

(1)     Certain allowances related to contract estimations for amounts of revenue recognized on  percentage-of-completion basis are charged directly to revenues. See Summary  of
        Significant  Accounting  Policies.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON IS
AUTHORIZED TO GIVE ANY INFORMATION OR TO
REPRESENT ANYTHING NOT CONTAINED IN THIS
PROSPECTUS.  YOU MUST NOT RELY ON ANY
UNAUTHORIZED INFORMATION OR REPRESENTATIONS.
NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE UNDER THIS PROSPECTUS IMPLIES THAT              Common Stock
THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINE THE
DATE OF THIS PROSPECTUS OR THAT THE INFORMATION
CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY
DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE
SECURITIES OFFERED HEREBY, BUT ONLY UNDER
CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS
LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS
PROSPECTUS IS CURRENT ONLY AS OF THIS DATE.

         TABLE OF CONTENTS                          [INSERT LOGO]

                                     Page

Prospectus Summary. . . . . . . . . .
Risk Factors. . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . .
Dividend Policy. . . . . . . . . . . .
Capitalization. . . . . . . . . . . .
Selected Financial Data. . . . . . . ..
Management's Discussion and                      FORECROSS CORPORATION
   Analysis of Financial Condition
   and Results of Operations
Business. . . . . . . . . . . . . . .
Management. . . . . . . . . . . . . .
Principal Stockholders. . . . . . . .
Related Party Transactions. . . . . .
Description of Share Capital . . . .
Selling Stockholders. . . . . . . . .           ===================
Plan of Distribution
Legal Matters . . . . . . . . . . . .               Prospectus
Experts . . . . . . . . . . . . . . .           ===================
Additional Information Made
Available to You. . . . . . . . . . .
Index to Financial Statements. . .  F-1          September __, 2000


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

Item  13.     OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table sets forth all costs and expenses payable by Forecross in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except the SEC registration fee.


                SEC registration fee  . . . . . .   $    700
                Accounting fees and expenses. . .     12,500
                Legal fees and expenses . . . . .     55,000
                Printing and engraving expenses .      2,500
                Transfer agent and registrar fees        500
                Blue Sky fees and expenses. . . .      2,500
                Miscellaneous expenses. . . . . .        500
                Total . . . . . . . . . . . . . .   $ 74,200


Item  14.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Article IV of the articles of incorporation of Forecross eliminates the personal liability of directors and/or officers to Forecross or its shareholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of the personal liability of a director and/or officer of Forecross does not apply to (i) any breach of such person's duty of loyalty to Forecross or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) actions prohibited under Section 316 of the California Corporations Code (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of Forecross to the shareholders without the prior payment or discharge of Forecross's debts or obligations, or unlawful making or guaranteeing of loans to directors and/or officers), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Forecross, at its discretion, may provide indemnification to persons whom we are not obligated to indemnify. The by-laws also allow us to enter into indemnity agreements with individual directors, officers, employees and other agents.
These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with our by-laws and articles of incorporation, may require us, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California Corporations Code and our by-laws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expense incurred) arising under the securities act. We currently maintain directors' and officers' liability insurance.

     In  addition,  Article  IV  of  Forecross's  articles of incorporation, and
Article VI of Forecross's by-laws, provide that Forecross shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the California Corporations Code, as amended from time to time.

Item  15.     RECENT  SALES  OF  UNREGISTERED  SECURITIES.

     The following table sets forth information regarding issuances of common stock by Forecross during the three years ended September 30, 1999 and during the nine months ended June 30, 2000.

Number of Shares  Gross Proceeds ($U.S.)  Nature of Consideration
----------------  ----------------------  ------------------------

         282,000               1,122,725  Cash(1)

          14,000                  39,500  Cash(2)

          12,000                  48,000  Cash(3)

          10,000                       0  Other(4)

         418,333                 313,750  Cash(5)

       1,175,000                 235,000  Cash(6)

       1,676,536               4,459,596  Cash and Conversion of
                                          Debt(7)

(1) In December 1996, Forecross sold 282,000 shares of its common stock in a private placement resulting in proceeds of $1,128,000. The Company incurred $5,275 of costs related to this sale. In connection with the sale, the Company issued to the investors nontransferable warrants to purchase an additional 282,000 shares of common stock. The warrants are exercisable for a period of two years, at a price of $4.00 per share during the first year and at $4.60 per share during the second year. These warrants expired without being exercised. See Note 4 below.

(2) These shares were issued during the fiscal year ended September 30, 1997 upon the exercise of stock options for 12,500 shares at $2.00 per share, and 1,500 shares at $9.70 per share.


                                     II - 2

(3) These shares were issued in October and November 1997 upon the exercise of warrants issued in connection with a private placement of 282,000 shares in December 1996.

(4) These shares were issued in December 1998 in exchange for the surrender of certain demand registration rights held at the time by existing warrant holders and certain other consideration. Under FAS 123, the value of the common stock was determined to be $11,250. In addition, in connection with this issuance, the Board of Directors approved the extension to December 31, 1999 of the expiration date of warrants to purchase 270,000 shares of common stock at $4.60 per share, which warrants were originally scheduled to expire December 31, 1998, and have subsequently expired on December 31, 1999. Under FAS 123 the value attributable to the extension of the term of the warrants was determined to be $27,000.

(5) In January 1999, Forecross issued 418,333 shares of its common stock for $0.75 per share in a private placement. As part of the private placement, Forecross also issued a warrant exercisable for 30,000 shares of common stock at an exercise price of $0.75 per share as a finder's fee. All of the purchasers in the private placement were accredited investors. The issuance of these securities was exempt from the registration requirements of the securities act under Section 4(2) and Regulation D of the securities act, as a transaction by an issuer not involving a public offering.

(6) These shares were issued in January 2000 in a private placement. All of the purchasers in the private placement were accredited investors. The issuance of these shares was exempt from the registration requirements of the securities act under Section 4(2) and Regulation D of the securities act, as a transaction by an issuer not involving a public offering.

(7) These securities were issued in March 2000 in a private placement. Of the securities, 613,530 were shares of common stock sold for $2.66 per share or $1,632,000, 1,063,006 were shares of common stock sold to some of our senior officers and employees, year 2000 distributors and other creditors in exchange for the conversion of an aggregate amount of debt of $2,827,596 or $2.66 per share, and 1,038,268 are shares of common stock issuable upon the exercise of warrants at an exercise price of $2.66 per share issued in the private placement. All of the purchasers in the private placement were accredited investors. The issuance of these securities was exempt from the registration requirements of the securities act under Section 4(2) and Regulation D of the securities act, as a transaction by an issuer not involving a public offering.

     Forecross has issued shares of its common stock to certain employees (including officers) pursuant to compensation benefit plans of Forecross. The transactions described in this paragraph were exempt from the registration requirements of the securities act based upon Rule 701 promulgated thereunder. Shares were issued for cash payments as follows:

EMPLOYEE          NUMBER OF SHARES  GROSS PROCEEDS         DATE
----------------  ----------------  ---------------  -----------------
Pearl Saad                   5,000  $       10,000   November 15, 1996

Theresa Rizzo                2,500           5,000   January 10, 1997

Charles Nelson               5,000          10,000   April 24, 1997

Nina Nazimowitz              1,500           1,550   July 18, 1997

Lynn Dahl-Kundin             4,900           9,800   April 24, 2000

Barbara Munro                5,000          10,000   April 26, 2000

Item  16.     EXHIBITS  AND  FINANCIAL  STATEMENT  SCHEDULES.

     (a)     Exhibits.
             --------

Exhibit No.  Description
-----------  -----------

       3.1+  Restated Articles of Incorporation
       3.2+  By-Laws
       5.1** Opinion of Piper Marbury Rudnick & Wolfe LLP
      10.1+  Lease Agreement, dated January 1, 1997 between the Company and The
             Canada Life Assurance Company
      10.2+  Form of Indemnification Agreement entered into between the Company and each of its officers  and directors
      10.3+  1993 Restricted Stock Purchase Plan
      10.4+  1994 Stock Option Plan and Form of Option Agreement
      10.5*  Exclusive Distributor Agreement between the Company and Gardner Solution
             2000, L.L.C., and Amendment
      10.6*  Exclusive Distributor Agreement between the Company and Y2K Solutions,
             L.P.
      10.7*  Software License Agreement between the Company and Y2K Solutions, L.P.
      10.8+  Factoring Agreement, dated October 30, 1995, between the Company and
             Silicon Valley Financial Services
      10.9+  Lease Expansion Proposal dated November 17, 1997, between the Company and The Canada Life Assurance Company
     10.10+  Factoring Modification Agreement, dated January 13, 1998, between the
             Company and Silicon Valley Financial Services


                                     II - 4

     10.11*  Exclusive Distributor Agreement between the Company and CY2K Solutions, L.L.C.
     10.12*  Software License Agreement between the Company and CY2K Solutions, L.L.C.
     10.13*  Exclusive Distributor Agreement between the Company and PY2K Solutions, L.L.C.
     10.14*  Software License Agreement between the Company and PY2K Solutions, L.L.C.
      16.1+  Notice of Change of Auditor dated September 23, 1997, issued to all holders of common shares of Forecross Corporation
      16.2+  Letter dated September 23, 1997 from BDO Seidman, LLP to the British
             Columbia Securities Commission and to the Vancouver Stock Exchange
             confirming the accuracy of the information contained in the Notice of Change of Auditor of Forecross Corporation dated September 23, 1997
      16.3+  Letter dated September 23, 1997 from Coopers & Lybrand, L.L.P. to the British
             Columbia Securities Commission and to the Vancouver Stock Exchange
             confirming the accuracy of the information contained in the Notice of Change of Auditor of Forecross Corporation dated September 23, 1997
      16.4+  Letter dated September 23, 1997 from the Board of Directors of Forecross
             Corporation to the shareholders of Forecross Corporation, the British Columbia
             Securities Commission and the Vancouver Stock Exchange confirming the review of the Board of Directors of the Notice of Change of Auditor and the
             related letter dated September 23, 1997 from BDO Seidman, LLP and Coopers
             & Lybrand, L.L.P.
     23.1**  Consent of Piper Marbury Rudnick & Wolfe LLP (included in Exhibit 5.1)
     23.2**  Consent of BDO Seidman LLP
     27.1**  Financial Data Schedule, June 30, 2000
-------------------

+     Previously  filed  as part of the Company's Form 10/A, effective June 16, 1998.
*     The  Company  has  requested  that  certain  portions of the documents be given confidential  treatment.  The entire documents, including the redacted portions, have been  filed  with  the  SEC.
**    Filed  herewith.

Item  17.     UNDERTAKINGS.


     (a)     The  undersigned  registrant  hereby  undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                    (iii)To include any  material  information  with  respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of each issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Francisco, State of California, on the 28th day of September, 2000.

                                 FORECROSS  CORPORATION


                                 By:     /s/  Bernadette  C.  Castello
                                         -----------------------------
                                           Bernadette  C.  Castello
                                           Senior  Vice  President  and
                                           Chief   Financial  Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


       SIGNATURE                    TITLE                          DATE
       ---------                    -----                         -----

/s/ Kim O. Jones            Chief Executive Officer,         September 28, 2000
--------------------------  President and Director
KIM O. JONES                (principal executive officer)


/s/ Bernadette C. Castello  Senior Vice President, Chief     September 28, 2000
--------------------------  Financial Officer and Director
BERNADETTE C. CASTELLO      (principal financial and
                            accounting officer)


/s/ Richard A. Carpenter    Director                         September 28, 2000
--------------------------
RICHARD A. CARPENTER


*By:  /s/ Bernadette C. Castillo
      --------------------------
      Bernadette C. Castillo
      Attorney-in-Fact

                                  FORECROSS  CORPORATION
                                         FORM  S-1
                                  REGISTRATION  STATEMENT
                                       EXHIBIT INDEX


Exhibit No.  Description
-----------  -----------

       3.1+  Restated Articles of Incorporation
       3.2+  By-Laws
       5.1** Opinion of Piper Marbury Rudnick & Wolfe LLP
      10.1+  Lease Agreement, dated January 1, 1997 between the Company and The
             Canada Life Assurance Company
      10.2+  Form of Indemnification Agreement entered into between the Company and each of its officers  and directors
      10.3+  1993 Restricted Stock Purchase Plan
      10.4+  1994 Stock Option Plan and Form of Option Agreement
      10.5*  Exclusive Distributor Agreement between the Company and Gardner Solution
             2000, L.L.C., and Amendment
      10.6*  Exclusive Distributor Agreement between the Company and Y2K Solutions,
             L.P.
      10.7*  Software License Agreement between the Company and Y2K Solutions, L.P.
      10.8+  Factoring Agreement, dated October 30, 1995, between the Company and
             Silicon Valley Financial Services
      10.9+  Lease Expansion Proposal dated November 17, 1997, between the Company and The Canada Life Assurance Company
     10.10+  Factoring Modification Agreement, dated January 13, 1998, between the
             Company and Silicon Valley Financial Services
     10.11*  Exclusive Distributor Agreement between the Company and CY2K Solutions, L.L.C.
     10.12*  Software License Agreement between the Company and CY2K Solutions, L.L.C.
     10.13*  Exclusive Distributor Agreement between the Company and PY2K Solutions, L.L.C.
     10.14*  Software License Agreement between the Company and PY2K Solutions, L.L.C.
      16.1+  Notice of Change of Auditor dated September 23, 1997, issued to all holders of common shares of Forecross Corporation
      16.2+  Letter dated September 23, 1997 from BDO Seidman, LLP to the British
             Columbia Securities Commission and to the Vancouver Stock Exchange
             confirming the accuracy of the information contained in the Notice of Change of Auditor of Forecross Corporation dated September 23, 1997
      16.3+  Letter dated September 23, 1997 from Coopers & Lybrand, L.L.P. to the British
             Columbia Securities Commission and to the Vancouver Stock Exchange
             confirming the accuracy of the information contained in the Notice of Change of Auditor of Forecross Corporation dated September 23, 1997
      16.4+  Letter dated September 23, 1997 from the Board of Directors of Forecross
             Corporation to the shareholders of Forecross Corporation, the British Columbia
             Securities Commission and the Vancouver Stock Exchange confirming the review of the Board of Directors of the Notice of Change of Auditor and the
             related letter dated September 23, 1997 from BDO Seidman, LLP and Coopers


                                     II - 9

             & Lybrand, L.L.P.
     23.1**  Consent of Piper Marbury Rudnick & Wolfe LLP (included in Exhibit 5.1)
     23.2**  Consent of BDO Seidman LLP
     27.1**  Financial Data Schedule, June 30, 2000

+     Previously  filed  as  part  of  the  Company's  Form  10/A,  effective  June 16, 1998.
*     The  Company has requested that certain portions of the documents be given confidential treatment.  The entire documents, including the redacted portions, have been filed with the SEC.
**    Filed  herewith.